As filed with the Securities and Exchange Commission on August 8, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MOTIENT CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	4812	93-0976127
(State of Incorporation)	(Primary S.I.C. Code Number)	(I.R.S. Employer
		Identification No.)

300 Knightsbridge Pkwy.

Lincolnshire, IL 60069

(847) 478-4200

(Address, Including Zip Code, and Telephone Number, Including Area Code,

of Registrant’s Principal Executive Offices)

Robert L. Macklin

General Counsel and Secretary

300 Knightsbridge Pkwy.

Lincolnshire, Il 60069

(847) 478-4200

(Name, Address, Including Zip Code, And Telephone Number,

Including Area Code, Of Agent For Service)

Copy to:

W. Mark Young

Andrews Kurth LLP

600 Travis, Suite 4200

Houston, Texas 77002

(713) 220-4200

Facsimile: (713) 220-4285

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

continued on following page

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Shares of Common Stock, par value $0.01 per share(2)	2,500,000	$8.57	$21,425,000	$2,715

(1) The shares of common stock are issuable upon exercise of the rights issued on February 15, 2005.

(2) Pursuant to Rule 457(o), based on the exercise price of the shares issuable upon exercise of the rights.

PROSPECTUS

MOTIENT CORPORATION

Rights Offering for 2,500,000 Shares of Common Stock

We have previously distributed to holders of record of our common stock, at no charge, one non-transferable common stock purchase right for each share of common stock owned of record on December 17, 2004. You are receiving this prospectus because you held shares of our common stock as of the close of business on December 17, 2004 and did not participate in our November 12, 2004 private placement of common stock. You will be entitled to purchase 0.103 shares of common stock of Motient Corporation for every right you are granted, with fractional shares rounded up to the next whole share. The purchase price is for $8.57 per share, payable in cash. If the rights offering is fully subscribed, the estimated net proceeds of the rights offering will be $21.4 million. However, in no event will we issue more than 2,500,000 shares of common stock in this offering, and if valid subscriptions for more than 2,500,000 shares are received, the number of shares to be acquired pursuant to each valid subscription will be reduced pro rata so that the total number of shares issued in the rights offering will equal 2,500,000 shares.

The rights expire at 5:00 p.m. New York City time, on September 7, 2006, unless the time period for exercising rights is extended. Any rights unexercised at the end of the exercise period will expire without any payment to the holders of these unexercised rights. You should carefully consider whether or not to exercise your rights before the expiration of the rights offering.

Our common stock is not currently listed on any national securities exchange or on the NASDAQ Stock Market. Our common stock is currently quoted on the Pink Sheets under the symbol “MNCP”. On August 1, 2006 the last reported bid price for our common stock was $12.50.

	Per Share	Aggregate
Subscription Price	$8.57	$21,425,000
Estimated Expenses	$0.04	$90,715
Net Proceeds to Motient	$8.53	$21,334,285

The purchase of our common stock involves a high degree of risk. See “Risk Factors” beginning on Page 10 for a discussion of factors that you should carefully consider before purchasing the shares offered by this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is August 8, 2006.

TABLE OF CONTENTS

Cautionary Note Regarding Forward-Looking Statements	1
Prospectus Summary	2
Questions and Answers about the Rights Offering	4
The Offering	8
Risk Factors	10
Use of Proceeds	24
Capitalization	25
Dilution	26
The Rights Offering	27
Material United States Federal Income Tax Consequences	34
Plan of Distribution	37
Legal Matters	37
Experts	37
Incorporation of Information Filed with the SEC	37
Where You Can Find More Information	38

If it is against the law in any state to make an offer to sell these shares, or to solicit an offer from someone to buy these shares, then this prospectus does not apply to any person in that state, and no offer or solicitation is made by this prospectus to any such person.

You should rely only on the information provided or incorporated by reference in this prospectus or any supplement. Neither we nor any of the selling stockholders have authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of this prospectus or any supplement.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding our expected financial position and operating results, our business strategy, and our financing plans are forward-looking statements. These statements can sometimes be identified by our use of forward-looking words such as “may,” “will,” “anticipate,” “estimate,” “expect,” “project,” or “intend.” These forward-looking statements reflect our plans, expectations and beliefs and, accordingly, are subject to certain risks and uncertainties. We cannot guarantee that any of such forward-looking statements will be realized.

Statements regarding factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, or cautionary statements, include, among others, those under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Overview,” and elsewhere in this prospectus, including in conjunction with the forward-looking statements included in this prospectus. All of our subsequent written and oral forward-looking statements (or statements that may be attributed to us) are expressly qualified by the cautionary statements. You should carefully review the risk factors described in our other filings with the Securities and Exchange Commission from time to time, including our reports on Forms 10-Q and 10-K which will be filed in the future, as well as our other reports and filings with the Securities and Exchange Commission, or SEC.

Our forward-looking statements are based on information available to us today, and we will not update these statements. Our actual results may differ significantly from the results discussed.

PROSPECTUS SUMMARY

This summary only highlights the more detailed information appearing elsewhere in this prospectus or incorporated by reference in this prospectus. It may not contain all of the information that is important to you. You should carefully read the entire prospectus and the documents incorporated by reference in this prospectus before deciding whether to invest in our common stock.

Company Overview

We are currently developing a satellite and terrestrial communications service through our majority-owned subsidiary TerreStar Networks, Inc, or TerreStar. In addition, we currently own a 43% interest in Mobile Satellite Ventures LP, or MSV, which is developing a similar service. TerreStar and MSV both plan to pursue ancillary terrestrial component, or ATC, based satellite communications networks, which we expect will allow them to integrate terrestrial wireless services with mobile satellite services, or MSS, in a virtually seamless wireless communications network. We have recently entered into agreements to consolidate the ownership of TerreStar under our company and to consolidate the ownership of MSV under SkyTerra Communications, Inc., or SkyTerra.

TerreStar

TerreStar is a development stage company in the process of building its first satellite. Through TerreStar, we plan to develop an integrated satellite and terrestrial communications network to provide continuous nationwide wireless services, including IP-based voice and high-speed data services, throughout the United States and Canada. TerreStar has contractual rights to receive, from one of its stockholders, 20 MHz of unshared spectrum throughout the United States in the 2 GHz MSS band, in two separate 10 MHz blocks of contiguous spectrum. This spectrum is eligible for ancillary terrestrial component, or ATC, authorization, under which we can integrate terrestrial wireless services with mobile satellite services, or MSS. ATC rules and policies permit the re-use of assigned satellite frequencies terrestrially in order to extend MSS availability, for example, to many indoor and urban areas where satellite signals cannot be received reliably. We expect that ATC will, for instance, allow a user to utilize a mobile phone that would communicate with a traditional land-based wireless network when in range of that network, but communicate with a satellite when not in range of such a land-based network.

MSV

MSV currently provides mobile satellite-based communications services with two satellites that allow customers access to satellite-based wireless data, voice, fax and dispatch radio services almost anywhere in North and Central America and in various coastal waters. Like TerreStar, MSV is also developing an ATC-based next-generation integrated wireless network. Upon the initial closing of the ownership consolidation transactions we recently entered into with SkyTerra, which are described in more detail below, our direct ownership interest in MSV will be reduced to 17.1% in exchange for shares of SkyTerra, and we expect that we will exercise our rights to exchange the remainder of our direct interest in MSV for additional shares of SkyTerra in the future. We expect to eventually distribute to our stockholders or sell most if not all of our interests in SkyTerra that we will receive in exchange for our MSV interests, so that in the future our business will be comprised primarily of the business conducted by TerreStar.

MSV and TerreStar Ownership Changes

TerreStar and MSV Ownership Consolidation Transactions. In May 2006, we entered into a series of agreements to consolidate the ownership of TerreStar under Motient and the ownership of MSV under SkyTerra, one of the other current investors in MSV and TerreStar. Upon the closing of the transactions under these agreements, which is expected to occur in the third quarter of 2006, Motient will receive shares of SkyTerra and issue shares of its common stock in exchange for shares of TerreStar.

Assuming that all of the other stockholders of TerreStar other than SkyTerra and TMI Communications Delaware, or TMI Communications, exercise their contractual “tag-along” rights to exchange their shares of TerreStar common stock with us on the same financial terms, our ownership of TerreStar will increase from 54.3% to 74.2% (each on a fully diluted basis) in exchange for the issuance of 13.1 million shares of Motient common stock. Some of these tag along rights may be exercised after the initial closing of the ownership consolidation transactions. We cannot assure you that all of the parties who have these tag-along rights will exercise them.

Also upon closing of the transactions under these agreements, Motient will initially transfer a 26.3% interest in MSV to SkyTerra in exchange for 29.1 million shares of SkyTerra common stock, 25.5 million of which we intend to distribute to our common stockholders as a dividend following the closing. We will also have the right for a five year period after the closing to transfer our remaining 17.1% interest in MSV to SkyTerra in exchange for an additional 18.9 million shares of SkyTerra common stock, a portion of which we intend to sell to pay income taxes incurred in connection with these transactions, a portion of which we may sell in the future for other general corporate purposes, and a portion of which we intend to distribute to the holders of our preferred stock pursuant to the terms of our preferred stock upon any conversion of the preferred stock into our common stock.

These transactions are subject to numerous conditions and we cannot assure you that we will be able to consummate them.

Sale of DataTac Network

We also have recently reached an agreement to sell most of the assets and liabilities associated with our legacy wireless business to one of our customers. This legacy business provides customers with two-way wireless data communication services via access to wireless data networks, such as the Sprint and Cingular networks, and our own DataTac network. We believe that this transaction will ultimately represent an immediate cash savings to Motient, and will allow us to focus our efforts more effectively on TerreStar’s satellite communications network. We anticipate that this transaction will close in the third quarter of 2006.

Corporate Information

We are a Delaware corporation with our principal executive offices located at 300 Knightsbridge Parkway, Lincolnshire, Illinois 60069. Our telephone number is (847) 478-4200. TerreStar is headquartered in Reston, Virginia. You may find all of our public filings with the Securities and Exchange Commission in the “Investor Relations” section of our website, www.motient.com. Our website and the information contained therein or connected thereto are not intended to be incorporated into this Registration Statement on Form S-3.

Questions and Answers About this Offering

What is the Rights Offering?

The rights offering is a distribution to holders of our common stock, at no charge, of non-transferable common stock purchase rights to purchase 0.103 shares of our common stock for each share of common stock owned as of December 17, 2004, the record date. The rights were originally distributed on February 15, 2005 and will be re-distributed promptly following the date hereof. Each right is evidenced by a nontransferable subscription certificate.

What is a Purchase Right?

Each purchase right is a right to purchase 0.103 shares of our common stock at the purchase price of $8.57 per share.

Who is Eligible to Participate in the Rights Offering?

The holders of record of our common stock on December 17, 2004 who did not participate in the November 12, 2004 private placement of our common stock are eligible to receive rights to purchase shares of our common stock in the rights offering. Affiliates and/or related parties of those that participated in the November 12, 2004 private placement are also excluded from participation.

How Many Shares of Common Stock Will be Sold in the Rights Offering?

We are offering up to 2,500,000 shares of our common stock in the rights offering. In no event will we issue more than 2,500,000 shares of common stock, and if valid subscriptions for more than 2,500,000 shares are received the number of shares to be acquired pursuant to each valid subscription will be reduced pro rata so that the total number of shares issued in this offering will be equal to 2,500,000 shares. There is no right of oversubscription with respect to the rights.

How Long Will the Rights Offering Last?

You will be able to exercise your purchase rights only during a limited period. If you do not exercise your purchase rights before 5:00 p.m. New York City time, on September 7, 2006, your purchase rights will expire. We may, in our discretion, extend the rights offering.

Is there any Limitation on the Number of Rights I May Exercise?

You may only purchase the number of shares of common stock purchasable upon exercise of the number of purchase rights distributed to you in this offering. Accordingly, the number of shares of common stock you may purchase in this offering is limited by the number of shares of our common stock you held on the record date. However, in the event we receive valid subscriptions for more than 2,500,000 shares of common stock, the number of shares issued pursuant to this offering will be reduced on a pro rata basis so that the total number of shares issued is 2,500,000. In the event that you subscribe and pay for shares of common stock in the rights offering that we are unable to issue due to the pro rata reduction, the subscription agent will return to you by mail, without interest, all payments for the shares not issued to you as soon as practicable after the expiration of the rights offering.

Why is Motient Conducting the Rights Offering?

We are conducting the rights offering in order to allow our stockholders as of the record date to purchase shares of our common stock on substantially the same terms as those stockholders who were able to participate in the November 12, 2004 private placement of our common stock.

What does Motient Plan to do with the Proceeds of the Rights Offering?

If we sell all 2,500,000 shares of common stock in this offering it will result in gross proceeds to us of approximately $21.4 million. After paying our expenses in connection with this offering, we intend to use the remainder of these proceeds for working capital and general corporate purposes.

What Happens if I Choose Not to Exercise My Purchase Rights?

You will retain your current number of shares of common stock even if you do not exercise your purchase rights. If you choose not to exercise your subscription rights, the percentage of our common stock that you beneficially own will decrease, due to other stockholders exercising their purchase rights. Rights not exercised prior to the expiration of the rights offering will expire.

How Do I Exercise My Purchase Rights?

You may exercise your purchase rights by properly completing and signing your subscription certificate. You must deliver your subscription certificate with full payment of the subscription price to the subscription agent on or prior to the expiration date. If you use the mail, we recommend that you use insured, registered mail, return receipt requested. If you cannot deliver your subscription certificate to the subscription agent on time, you may follow the guaranteed delivery procedures described under “The Rights Offering – Guaranteed Delivery Procedures” beginning on page 31.

What Should I Do if I Want to Participate in the Rights Offering but my Shares are Held in the Name of My Broker, Custodian Bank or Other Nominee?

If you hold shares of our common stock through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your rights, you will need to have your broker, custodian bank or other nominee act for you. To indicate your decision, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owner Election Form.” You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. You should contact your broker, custodian bank or other nominee if you believe you are entitled to participate in the rights offering but you have not received this form.

What Should I Do If I Want to Participate in the Rights Offering and I am a Stockholder in a Foreign Country?

The subscription agent will not mail a subscription certificate to you if you are a rights holder whose address is outside the United States. Instead, we will have the subscription agent hold the subscription certificates for those holders' accounts. To exercise your rights, you must notify the subscription agent on or prior to 11:00 a.m., New York City time, on September 4, 2006, three business days prior to the expiration date of the rights offering, and take all other steps that are necessary to exercise your rights, on or prior to that time. If you do not follow these procedures prior to the expiration of the rights offering, your rights will expire.

Will I be Charged a Sales Commission or a Fee by Motient or the Subscription Agent if I Exercise My Purchase Rights?

No. We will not charge a brokerage commission or a fee to rights holders for exercising their rights. However, if you exercise your rights through a broker or nominee, you will be responsible for any fees charged by your broker or nominee.

What is the Board of Directors’ Recommendation Regarding the Rights Offering?

Our Board of Directors is not making any recommendation as to whether you should exercise your subscription rights. You are urged to make your decision based on your own assessment of the rights offering and our company.

How Many Shares May I Purchase?

You are receiving one nontransferable subscription right for each share of common stock that you owned on December 17, 2004, the record date. Each right entitles you to purchase 0.103 shares of common stock. See “The Rights Offering – Subscription Rights – The Rights.” If valid subscriptions for more than 2,500,000 shares are received, the number of shares to be acquired pursuant to each valid subscription will be reduced pro rata so that the total number of shares issued in this offering will be equal to 2,500,000 shares. “Pro-rata” means in proportion to the number of shares of our common stock that you and the other rights holders elect to purchase in the rights offering. See “The Rights Offering – Subscription Privileges – Pro Rata Reduction.”

How Was the Purchase Price Established?

The purchase price per share of our common stock in the rights offering is the same price per share paid by investors in our November 2004 private placement of common stock.

Is Exercising my Subscription Rights Risky?

Yes. The exercise of your rights and investing in our securities involves risks. Exercising your rights should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the heading “Risk Factors,” beginning on page 10.

May I Transfer My Rights if I Do Not Want to Purchase any Shares?

No. Should you choose not to exercise your rights, you may not sell, give away or otherwise transfer your rights. However, rights will be transferable to certain affiliates of the recipient and by operation of law - for example, upon death of the recipient.

Am I Required to Subscribe in the Rights Offering?

No.

Do I have any Over-Subscription Rights in the Event That the Rights Offering is Not Fully Subscribed?

No.

After I Exercise My Rights, Can I Change My Mind and Cancel My Purchase?

No. Once you send in your subscription certificate and payment you cannot revoke the exercise of your rights, even if you later learn information about us that you consider to be unfavorable and even if the market price of our common stock changes. You should not exercise your subscription rights unless you are certain that you wish to purchase shares of our common stock at a price of $8.57 per share. See “The Rights Offering – No Revocation.”

What are the United States Federal Income Tax Consequences of Exercising my Purchase Rights as a Holder of Common Stock?

For discussion of U.S. federal income tax consequences, please see “Material United States Federal Income Tax Consequences” beginning on page 34.

Does Motient have Withholding Obligations on the Distribution of the Rights?

The distribution of the rights to you is subject to withholding by Motient as required by law.  To comply with any withholding obligations, Motient and the subscription agent will utilize such procedures as deemed appropriate, such as exercising a portion of your rights and selling the underlying shares on the open market or withholding a portion of the shares for which you have subscribed and selling those shares in the open market, in order to raise funds required to be withheld for U.S federal income tax purposes.

When Will I Receive My Shares of Common Stock If I Exercise My Purchase Rights?

If you purchase shares of common stock through this rights offering, you will receive certificates representing those shares as soon as practicable after the expiration of the rights offering. Subject to state securities laws and regulations, we have the discretion to delay allocation and distribution of any shares you may elect to purchase by exercise of your subscription rights in order to comply with state securities laws.

If the Rights Offering is Not Completed, Will My Subscription Payment be Refunded to Me?

Yes. The subscription agent will hold all funds it receives in escrow until completion of the rights offering. If the rights offering is not completed, the subscription agent will return promptly, without interest, all subscription payments.

What Should I Do If I Have Other Questions?

If you have questions or need assistance, please contact Georgeson Inc., the information agent, toll free at: (866) 821-2550. For a more complete description of the rights offering, see “The Rights Offering” beginning on page 27.

To Whom Should I Send Forms and Payments?

COMPUTERSHARE TRUST COMPANY, N.A.

By First Class Mail	By Express Mail or Overnight Courier
Computershare	Computershare
Attn: Corporate Actions	Attn: Corporate Actions
P.O. Box 859208	161 Bay State Drive
Braintree, MA 02185-9208	Braintree, MA 02184

For instructions on how your subscription payment should be sent to the subscription agent, see “The Rights Offering – Method of Purchase - Exercise of  Rights” on page 28.

If you have questions, need additional copies of offering documents or otherwise need assistance, please contact the information agent for this offering:

To ask other questions or to receive copies of our recent SEC filings, you also can contact us by mail or telephone, or refer to the other sources described under “Where You Can Find More Information” on page 38.

THE OFFERING

Common stock offered by Motient Corporation	2,500,000 shares

Common stock outstanding as of August 1, 2006	63,215,692 shares

Series A preferred stock outstanding as of August 1, 2006	90,000 shares

Series B preferred stock outstanding as of August 1, 2006	318,500 shares

Use of proceeds

All of the net proceeds from the sale of the common stock covered by this prospectus will be used for the payment of expenses incurred in the offering, and for working capital and general corporate purposes.

Pink Sheets trading symbol	MNCP

Summary Historical Financial Data

The following table sets forth Motient’s summary historical financial data as of the dates and for the periods shown. The historical data as of and for the years ended December 31, 2003, 2004 and 2005 were derived from our audited consolidated financial statements included in this prospectus supplement, and the historical data as of and for the quarterly periods ended March 31, 2005 and 2006 were derived from our unaudited consolidated financial statements included in this prospectus supplement.

	March 31, 2006	March 31, 2005	December 31, 2005	December 31, 2004	December 31, 2003

Statement of Operations Data:
Total Revenue	$ 2,043	$ 5,013	$ 13,824	$ 36,880	$ 54,485
Total Expenses	18,896	26,465	140,003	83,467	103,224
General and Administrative	10,404	14,343	35,714	13,223	11,299
Other	5,558	8,443	88,316	54,680	70,459
D&A	2,934	3,679	15,973	15,564	21,466
Profit/Loss from continuing operations
before other (expense) / income	(16,853)	(21,452)	(126,179)	(46,587)	(48,739)
Equity Loss in MSV	(8,193)	(9,767)	(25,059)	(11,897)	(9,883)
Net loss	$ (20,055)	$ (31,139)	$ (139,281)	$ (72,329)	$ (62,122)

Balance Sheet Data (at end of period indicated):
Cash and cash equivalents	$ 149,051	$ 12,100	$ 180,774	$ 16,945	$ 3,618
Restricted cash	22,368	-	102,851	-	504
Investments	488,092	502,923	496,284	141,711	22,610
Total Assets	886,930	599,976	967,191	248,080	157,028
Working capital	190,074	3,677	216,636	8,751	(11,183)
Other liabilities	337	580	343	675	33,189
Total equity	$ 383,702	$ 587,277	$ 408,541	$ 234,731	$ 92,807

Other Data:
Net cash (used in) operating activities	$ (8,467)	$ (5,924)	$ (32,207)	$ (18,354)	$ (7,120)
Net cash (used in) / provided by investing activities	$ (23,367)	$ (10)	$ (111,871)	$ (120,662)	$ 4,893
Net cash provided by financing activities	$ 111	$ 1,089	$ 307,907	$ 152,343	$ 5

RISK FACTORS

An investment in our common stock involves risks. Any of the following risks, as well as other risks and uncertainties, could harm our business and financial results and cause the value of our securities to decline, which in turn could cause investors to lose all or part of their investment in us. The risks below are not the only ones we face. Additional risks not currently known to us, or that we currently deem immaterial, also may impair our business.

Risks Related to our Business

Our primary assets are our ownership interests in TerreStar and MSV, and therefore any factors that materially and adversely affect TerreStar and/or MSV will materially and adversely affect Motient.

We own approximately 43% of MSV and 55% of TerreStar (each on a fully diluted basis) and our ownership of TerreStar and MSV comprise substantially all of our value. We have entered into ownership consolidation agreements described herein or in documents incorporated by reference herein that will materially increase our ownership of TerreStar and decrease our ownership of MSV. The business plans of both TerreStar and MSV involve the development of a next-generation network that is subject to significant risks, many of which are described in this prospectus supplement. To the extent either MSV or TerreStar is unsuccessful in implementing and executing upon its business strategy, the value of our investment in TerreStar and MSV will be materially and adversely affected.

TerreStar needs substantial financing to develop and construct its network.

We expect to require significant funding to finance our business strategy, including construction and launch of our satellites, build out of our terrestrial network, development and deployment of our technology. The costs may be greater than our current estimates as we still need to finalize agreements for the construction of the terrestrial component of our network. We estimate that the total cost to develop and construct the satellite component of TerreStar’s network in the United States and Canada, including the costs of our first satellite, TerreStar-1, its launch, launch insurance and associated ground components, will be approximately $550 million. This estimate does not include the costs associated with constructing and launching a spare satellite, which we refer to as TerreStar-2, and which is required by the FCC to be completed within one year following the commencement of operation of TerreStar-1.

In addition, we will require significant funds to deploy the ATC portion of our network. If we decide to construct the towers for this terrestrial network, the total cost to deploy the network could be substantial, and the magnitude of this cost would depend on the choice of air interface technology, the number of markets deployed, the scope of the terrestrial build within each market and the targeted wireless service offering (limited mobile, portable or fully mobile). If we decide not to build some or all of the towers for the terrestrial component ourselves, we will incur costs to utilize existing terrestrial networks, which may include leasing space on tower sites at a substantial cost.

Our business is subject to a high degree of government regulation.

The communications industry in which we operate is highly regulated by governmental entities and regulatory authorities, including the FCC and Industry Canada. Our business is completely dependent upon obtaining and maintaining regulatory authorizations to operate our planned integrated satellite and terrestrial network. For example, the FCC and/or Industry Canada could refuse to approve, or impose material conditions on, the assignments of 2 GHz authorizations to us. In addition, we could fail to obtain authorization to operate an ATC network, which we have not yet applied for. Failure to obtain or maintain necessary governmental approvals would impair our ability to implement our planned network, and would have a material adverse effect on our financial condition. Additional important risks relating to our regulatory framework are listed below under “Risk Factors –Regulatory Risks.”

TerreStar’s success will depend on market acceptance of new and unproven technology.

Other than satellite radio, we are not aware of any integrated satellite and terrestrial wireless network in commercial operation. As a result, TerreStar’s proposed market is new and untested and we cannot predict with certainty the potential demand for the services it plans to offer or the extent to which we will meet that demand. There may not be sufficient demand to enable us to generate positive cash flow, and TerreStar’s cost structure may not permit it to meet its obligations. Among other things, end user acceptance of TerreStar’s network and services will depend upon:

•	its ability to provide integrated wireless services that meet with market demand;
•	its ability to provide attractive service offerings to its anticipated customers;
•

the cost and availability of handsets and other user equipment that is similar in size, weight and cost to existing standard wireless devices, but incorporate the new technology required to operate on our network;

•	federal, state, provincial, local and international regulations affecting the operation of satellite networks and wireless systems;
•	whether competitors develop new and alternative technologies;
•	the price of our service offerings; and
•	general and local economic conditions.

We cannot successfully implement our business plan if we cannot gain market acceptance for our planned products and services. Any material miscalculation with respect to our service offerings or operating strategy will adversely affect our ability to operate our business, our financial condition and our results of operations.

Spectrum assets are difficult to value and may decline in value.

In the future, we may form strategic partnerships to maximize value for our spectrum, network assets and combined service offerings in the United States and Canada. Values that we may be able to realize from such partnerships would depend in part on the value ascribed to our spectrum. If valuations of spectrum assets decline, a partner may not be willing to invest a significant amount in us based on our spectrum and other assets or invest on terms attractive to us or our investors. Valuations of spectrum in other frequency bands have historically been volatile and we cannot predict at what amount a future partner may be willing to value our spectrum and other assets.

The FCC or Industry Canada could allocate additional spectrum that could be used to compete with us, or that could decrease the perceived market value of our wireless capacity. The FCC, for example, recently scheduled an auction of 90 MHz of spectrum in the 1.7/2.1 GHz range for August 2006. Additional spectrum auctions may be scheduled by the FCC and Industry Canada in the future. The FCC and Industry Canada may take other action, such as spectrum leasing, to promote the availability or more flexible use of existing satellite or terrestrial spectrum allocations. The acquisition by our competitors of rights to use additional spectrum could have a material adverse effect on the value of our spectrum authorizations.

We may be unable to achieve our business and financial objectives because the communications industry is highly competitive.

In seeking market acceptance for our network services, we will encounter competition from many sources, including:

•	existing satellite services from other operators;
•	conventional terrestrial wireless services;
•	traditional wireline voice and high-speed data offerings;
•	terrestrial land-mobile and fixed services; and

•	next generation integrated services that may be offered in the future by other networks operating in the 2 GHz MSS band, L-band or Big Low Earth Orbiting, or LEO, bands.

The communications industry includes major domestic and international companies, many of which have financial, technical, marketing, sales, distribution and other resources substantially greater than we do and which provide a wider range of services than will be provided by us. While we believe our services will be complementary to terrestrial wireless services, we may be adversely affected by competition from companies that provide services using existing wireless technologies.

We may also face competition from companies using new technologies and new integrated networks in the future. For instance, the FCC has authorized ICO North America and its affiliates, or ICO, to use radio frequencies for mobile satellite services within the 2 GHz MSS band. Although ICO currently has no operations in this band, they have announced plans to launch integrated networks similar to those envisioned by us. We will also face competition with respect to entering into strategic partnerships. Failure to offer services that compete effectively with potential competitors or to attract strategic partners would have a material adverse effect on our business and financial condition.

We may not be able to take advantage of, or may be negatively affected by, industry consolidation.

Industry consolidation could adversely affect us by increasing the scale or scope of our competitors and thereby making it more difficult for us to compete. We may pursue acquisitions, joint ventures or other strategic transactions on an opportunistic basis. However, we may not find or be able to take advantage of any suitable assets or facilities. If we do pursue acquisitions, joint ventures or other strategic transactions, we may face costs and risks arising from any transaction, including integrating a new business into our business or in managing a joint venture. These may include legal, organizational, financial and other costs and risks.

TerreStar’s network will depend on the development and integration of complex and untested technologies.

TerreStar must integrate a number of sophisticated satellite, terrestrial and wireless technologies that typically have not been integrated in the past, and some of which are not yet fully developed, before they offer their proposed ATC satellite network services. These include, but are not limited to:

•	Satellites that have significantly larger antennas and are substantially more powerful than any satellites currently in use;
•	Use of spot-beam technology;
•	Development of chipsets for mobile handsets that are capable of receiving a satellite and ground-based signals;
•	Development of integrated satellite and terrestrial-capable mobile handsets with attractive functionality and price; and
•	Development of ground infrastructure hardware and software capable of supporting our communication system and demands of our customers.

As a result, unanticipated technological problems or delays relating to the development and use of our technology may prove difficult, time consuming, expensive or impossible to solve. Any of these may result in delays in implementing our infrastructure and would adversely result our financial condition.

TerreStar’s satellites are subject to construction and delivery delays.

TerreStar is dependent on third parties to build and launch its satellites. The manufacture of such satellites is technically complex and subject to construction and delivery delays that could result from a variety of causes, including the failure of third-party vendors to perform as anticipated and changes in the technical specifications of the satellites. Delivery of the satellites may not be timely. Such delays could adversely affect achievement of TerreStar’s FCC and Industry Canada-required construction and launch milestones and the planned introduction of our network.

During any period of delay, TerreStar would continue to have significant cash requirements that could materially increase the aggregate amount of funding it needs. TerreStar may not be able to obtain additional financing on favorable terms, or at all, during periods of delay. Delays could also make it more difficult for TerreStar to secure strategic partnerships and could force us to reschedule the anticipated satellite launch dates. Another launch slot may not be available within the time period required to meet FCC milestones.

TerreStar’s satellites could be damaged or destroyed during launch or deployment or could fail to achieve their designated orbital location.

TerreStar’s satellite launches and deployments may not be successful. A percentage of satellites never become operational because of launch failures, satellite destruction or damage during launch or improper orbital placement, among other factors. Launch failure rates vary depending on the chosen launch vehicle and contractor. TerreStar may not be able to launch its satellites on vehicles with the highest success rates and, even if it does, these vehicles may experience launch failures despite their track records. Even if successfully launched into orbit, a satellite may use more fuel than planned to enter into its orbital location, which could reduce the overall useful life of the satellite, or may never enter or remain in its designated orbital location, which could render it inoperable. Deployment and use of the antennas on TerreStar’s satellites, which are larger than those on most commercial satellites, pose additional risks. If one or more of the launches or deployments fail, TerreStar will suffer significant delays that will damage its business, cause it to incur significant additional costs, and adversely affect its ability to generate revenue.

Satellites have a limited useful life and premature failure of our satellites could damage our business.

During and after their launch, all satellites are subject to equipment failures, malfunctions and other problems. A number of factors could decrease the expected useful lives or the utility of our satellites, including:

•	defects in construction;
•	faster than expected degradation of solar panels;
•	malfunction of component parts;
•	loss of fuel on board;
•	higher than anticipated use of fuel to maintain the satellite’s orbital location or higher than anticipated use of fuel during orbit raising following launch;
•	random failure of satellite components not protected by back-up units;
•	electromagnetic storms; and
•	collisions with other objects in space.

The interruption of our business caused by the loss or premature degradation of a satellite would continue until we either extended service to end users on another satellite or built and launched additional satellites. If one of our satellites were to malfunction or to fail prematurely, it could affect the quality of our service, substantially delay the commencement or interrupt the continuation of our service, harm our reputation, and adversely affect our business and our financial condition.

Damage to TerreStar’s satellites may not be fully covered by insurance.

TerreStar intends to purchase launch and in-orbit insurance policies for its satellites from global space insurance underwriters. If the launch of TerreStar’s satellite system is a total or partial failure, its insurance may not fully cover its losses, and these failures may also cause insurers to include additional exclusions in TerreStar’s insurance policies when they come up for renewal. We may not be able to obtain additional financing to construct, launch and insure a replacement satellite or such financing may not be available on terms favorable to us. We expect that TerreStar will not buy insurance to cover, and would not have protection against, business interruption, loss of business or similar losses. Also, any insurance TerreStar obtains will likely contain certain customary exclusions and material change conditions that would limit our coverage.

TerreStar will depend on a limited number of suppliers and service providers to design, construct and maintain its network.

We will rely on contracts with third parties to design and build TerreStar’s satellites, as well as the terrestrial components of TerreStar’s network. These include the integrated MSS and ATC systems, technology for communications between the satellite and terrestrial equipment, and the development of a small, mass-market dual-mode MSS/ATC handset and/or chipset that will meet the FCC’s requirements, none of which exists today. We also intend to enter into relationships with additional third party contractors in the future for additional satellites, equipment and maintenance and other services relating to TerreStar’s network. There are only a few companies capable of supplying the products and services necessary to implement and maintain TerreStar’s network. As a result, if any of our third-party contractors terminates its business relationship with us, or we seek to find additional partners, we may not be able to find a replacement in a timely manner or on terms satisfactory to us. This could lead to delays in implementing TerreStar’s network and interruptions in providing service to our customers, which would adversely affect our financial condition. In addition, the development and rollout of the terrestrial network by these third parties may also be subject to unforeseen delays, cost overruns, regulatory changes, engineering and technological changes and other factors, some of which may be outside of TerreStar’s control. If TerreStar is not able to enter into partnering relationships and construct the terrestrial component of its network, it may not be able to implement its business plan and its financial condition could be adversely affected.

Delays in deployment of our terrestrial network due to limited tower availability, local zoning approvals or adequate telecommunications transport capacity would delay and reduce our revenues.

Our business strategy includes the deployment of a terrestrial network. Tower sites or leases of space on tower sites and authorizations in some desirable areas may be costly and time intensive to obtain. If we are unable to obtain tower space, local zoning approvals or adequate telecommunications transport capacity to develop our network in a timely fashion, the launch of our network would be delayed, our revenues would be delayed and less than expected and our business would suffer.

Our planned terrestrial network or other ground facilities could be damaged by natural catastrophes or man-made disasters.

Since our planned terrestrial network will be attached to buildings, towers and other structures around the country, an earthquake, tornado, flood or other catastrophic event or other man-made disaster or vandalism could damage our network, interrupt our service and harm our business in the affected area. Temporary disruptions could damage our reputation and the demand for our services and adversely affect our financial condition.

TerreStar and its partners may not be able to identify, develop and market innovative products and therefore may not be able to compete effectively.

TerreStar’s ability to implement its business plan depends in part on its ability to gauge the direction of commercial and technological progress in key markets and to fund and successfully develop and market products in its targeted markets. TerreStar’s competitors may have access to technologies not available to TerreStar, which may enable it to provide communications services of greater interest to end users, or at a more competitive cost. TerreStar may not be able to develop new products or technology, either alone or with third parties, or license any additional necessary intellectual property rights from third parties on a commercially competitive basis. The satellite and wireless industries are both characterized by rapid technological change, frequent new product innovations, changes in customer requirements and expectations and evolving industry standards. If TerreStar or its partners are unable to keep pace with these changes, its business may be unsuccessful. Products using new technologies, or emerging industry standards, could make its technologies obsolete. If TerreStar or its partners fail to keep pace with the evolving technological innovations in its markets on a competitive basis, our financial condition and results of operation could be adversely affected. In particular, if existing wireless providers improve their coverage of terrestrial-based systems to make them more ubiquitous, demand for products and services utilizing TerreStar’s network could be adversely affected or fail to materialize.

A market for TerreStar’s services may fail to develop.

Demand for the services TerreStar plans to offer may not grow or be accepted generally, or in particular geographic markets, for particular types of services, or during particular time periods. A lack of demand could adversely affect TerreStar’s ability to sell its services, enter into strategic partnerships or develop and successfully market new services. In addition, demand patterns shift over time, and user preferences may not favor the services TerreStar plans to offer when its network is operational.

An economic downturn in the United States or Canada or changes in consumer spending could adversely affect our financial condition.

We expect that the primary user base for our network will include customers of partners we contract with and customers within certain vertical markets (for example, public safety, fleet management and consumer telematics). In the event that the United States or Canada experiences an economic downturn and spending by end users drops, our business may be adversely affected.

Demand for the services we plan to offer may not grow or be accepted generally, or in particular geographic markets, for particular types of services, or during particular time periods. A lack of demand could adversely affect our ability to sell our services, enter into strategic partnerships or develop and successfully market new services. In addition, demand patterns shift over time, and consumer preferences may not favor the services we plan to offer.

TerreStar depends on licenses of critical intellectual property from a competitor.

TerreStar licenses the technology it plans to use to operate its network from ATC Technologies, LLC, a wholly-owned subsidiary of MSV, which is one of TerreStar’s major competitors, and of which Motient currently is a significant stockholder. Following the MSV ownership consolidation transactions, we will cease to be a significant stockholder of MSV. MSV has rights to approximately 30 MHz of spectrum in the L-band and is positioned to achieve device transparency and plans to offer services that compete with the services that TerreStar plans to offer.

ATC Technologies granted to TerreStar a perpetual, non-exclusive, royalty-free, fully paid up, nontransferable (except for certain rights to sublicense), non-assignable, limited purpose right and license to certain patents and technologies owned by ATC Technologies for the sole purpose of providing 2 GHz MSS band services in any geographic territory in the entire world in which TerreStar, one of its affiliates or a joint venture or strategic alliance into which TerreStar has entered is authorized to provide 2 GHz MSS band services. ATC Technologies granted similar rights to the same intellectual property to MSV for L-band services in any geographic territory in the entire world where MSV, one of its affiliates or a joint venture or strategic alliance into which MSV has entered is authorized to provide L-band services. In addition, ATC Technologies granted rights to MSV International, LLC, or MSVI, a subsidiary of MSV, in and to the same intellectual property for the purpose of providing communications services anywhere in the entire world, excluding services relating to the 2 GHz MSS band. ATC Technologies has also contractually committed to license to us, pursuant to the same terms as set forth above, certain additional intellectual property that may be developed, licensed, acquired or used by MSV, MSVI or ATC Technologies during a collaboration period that will continue, unless terminated earlier, for a period of approximately seven more years.

TerreStar’s license agreements with ATC Technologies may be terminated, among other reasons, if any person directly or indirectly acquires control of TerreStar by ownership, control of voting securities, by contract or otherwise. In the event TerreStar’s license agreements with ATC Technologies are terminated, TerreStar may not be able to obtain licenses for alternative technologies on terms as favorable to it as those obtained through the license agreement with ATC Technologies, if at all. If ATC Technologies terminates or breaches its agreements with TerreStar or if TerreStar and ATC Technologies have a significant dispute regarding the licensed intellectual property, such termination, breach or significant dispute could have a material adverse effect on our business.

The intellectual property TerreStar licenses from ATC Technologies includes issued patents and technology subject to patent applications. In addition, any patents held by ATC Technologies may be challenged, invalidated or circumvented.

TerreStar also relies upon unpatented proprietary technology and other trade secrets, the vast majority of which TerreStar also licenses from ATC Technologies. While it is TerreStar’s practice to enter into confidentiality agreements with its employees and third parties to protect its proprietary expertise and other trade secrets, these agreements may not be enforceable, or, even if legally enforceable, TerreStar may not have adequate remedies for breaches of such agreements. The failure of TerreStar’s patents or confidentiality agreements to protect its proprietary technology or trade secrets could adversely affect its ability to implement its business plan and its financial condition. In addition, because TerreStar licenses much of the proprietary technology and trade secrets upon which it relies from ATC Technologies and because ATC Technologies also licenses that technology and those trade secrets to MSV and MSVI, with a right to sublicense, the failure of ATC Technologies, MSV, MSVI or any of their licensees or sublicensees to protect such proprietary technology and trade secrets or the lack of enforceability or breach of agreements entered into by ATC Technologies, MSV, MSVI or any of their licensees or sublicensees, could also adversely affect TerreStar’s ability to implement its business plan and its financial condition.

All of the intellectual property that TerreStar has licensed from ATC Technologies is subject to a first lien issued in favor of the holder of MSV’s outstanding senior secured notes due 2013. In the event that MSV defaults on its financial obligations under the notes and related obligations, the noteholders may require ATC Technologies to assign to the noteholders certain intellectual property rights, including patents and patent applications. TerreStar may be adversely affected in the event that ownership of the patents and know-how that it currently licenses from ATC Technologies is transferred to a third party.

We have a contractual obligation to assign or exclusively license to a competitor any intellectual property that we may develop, license, use or acquire over the next seven years.

In accordance with the same license agreement pursuant to which we obtain license rights from ATC Technologies for the critical intellectual property upon which we depend, we have a contractual obligation to assign to or, if we are prohibited from assigning, license to, ATC Technologies all intellectual property that we develop, license, use or acquire during a collaboration period, which will continue for approximately seven years. During this collaboration period, we, MSV and MSVI have agreed to assign or, if legally prohibited from assigning, license, intellectual property to ATC Technologies, which will, in turn, license back such intellectual property to us, MSV and MSVI, with the right to sublicense such intellectual property pursuant to the same terms under which we license other intellectual property from ATC Technologies. We have a separate eight-year contractual obligation to fund 50% of the intellectual property-related expenses incurred by ATC Technologies, including but not limited to research expenses, of which seven years are remaining. Pursuant to this contractual obligation, we have a contractual commitment to fund a minimum of $1 million dollars annually. We have the right to “opt out” of future intellectual property development projects if and to the extent that our financial obligation would exceed $1 million per year, and to forgo our right to receive license rights stemming from future projects. This collaboration could limit our ability to effectively differentiate ourselves from certain of our competitors.

We may incur costs, and may not be successful, defending our rights to intellectual property upon which we are dependent.

In developing and implementing our network, we will need to develop or obtain rights to additional technology that is not currently owned by us or licensed to us. We may be unsuccessful in developing additional technologies required to develop and implement our network, and we may not be able to protect any intellectual property associated with technologies we develop from infringement by third parties. In addition, if we are able to develop or license such technologies, there can be no assurance that any patents issued or licensed to us will not be challenged, invalidated or circumvented. Litigation to defend and enforce these intellectual property rights could result in substantial costs and diversion of resources and could have a material adverse effect on our financial condition and results of operations, regardless of the final outcome of such litigation.

Litigation to defend and enforce our intellectual property rights could result in substantial costs and diversion of resources and could have a material adverse effect on our financial condition and results of operations, regardless of the final outcome of such litigation. Despite our efforts to safeguard and maintain our proprietary rights, we may not be successful in doing so, and our competitors may independently develop or patent technologies equivalent or superior to our technologies. We believe that third parties may infringe upon our intellectual property now and in the future.

We may be unable to determine when third parties are using our intellectual property rights without our authorization. The undetected or unremedied use of our intellectual property rights or the legitimate development or acquisition of intellectual property similar to ours by third parties could reduce or eliminate any competitive advantage we have as a result of our intellectual property, adversely affecting our financial condition and results of operations. If we must take legal action to protect, defend or enforce our intellectual property rights, any suits or proceedings could result in significant costs and diversion of our resources and our management’s attention, and we may not prevail in any such suits or proceedings. A failure to protect, defend or enforce our intellectual property rights could have an adverse effect on our business, financial condition and results of operations.

Third parties may claim that our products or services infringe their intellectual property rights.

Other parties may have patents or pending patent applications relating to integrated wireless technology that may later mature into patents. Such parties may bring suit against us for patent infringement or other violations of intellectual property rights. The development and operation of our system may also infringe or otherwise violate as-yet unidentified intellectual property rights of others. If our products or services are found to infringe or otherwise violate the intellectual property rights of others, we may need to obtain licenses from those parties or substantially re-engineer our products or processes in order to avoid infringement. We may not be able to obtain the necessary licenses on commercially reasonable terms, if at all, or be able to re-engineer our products successfully. Moreover, if we are found by a court of law to infringe or otherwise violate the intellectual property rights of others, we could be required to pay substantial damages or be enjoined from making, using, or selling the infringing products or technology. We also could be enjoined from making, using, or selling the allegedly infringing products or technology, pending the final outcome of the suit. Our financial condition could be adversely affected if we are required to pay damages or are enjoined from using critical technology.

We are not cash flow positive and we will need additional liquidity to fund our operations and fully fund all of the necessary TerreStar capital expenditures.

We do not generate sufficient cash from operations to cover our operating expenses, and it is unclear when, or if, we will be able to do so. We will require substantial additional funds to meet capital expenditures and other non-operating cash expenses, including but not limited to capital expenditures required to complete and launch TerreStar’s satellite currently under construction, as well as its ground components. There can be no assurance that we will be able to acquire sufficient funds in the amounts or at the time that funding is required or that we will be able to obtain outside financing on acceptable terms, or at all. If we are not successful in raising additional financing, we may have to curtail or delay certain initiatives until such financing is secured.

We will continue to incur significant losses.

If we do not become profitable, we could have difficulty obtaining funds to continue our operations. We have incurred net losses every year since we began operations. These losses are due to the costs of developing and building our network and the costs of developing, selling and providing products and services. Although we have significantly reduced our losses, we will continue to have losses in the future.

The value of our intangible assets in our financial statements is based on assumptions and estimates, which may not be correct.

The valuation of our intangible assets in our financial statements is based on various assumptions and other considerations, including the assumptions and estimates related to future periods that we used to determined these values. Although we have attempted to be as accurate as possible in making and applying the assumptions and estimates used in the valuation of our intangible assets, including but not limited to those outlined herein, we can provide no assurances that these assumptions and estimates for future periods will ultimately be proven correct. Our actual operating results for future periods may be materially different than our assumptions and estimates for future periods, which may cause the actual value of these assets to be materially different than our estimates. We will test these assets in the future for impairment, which may result in a decrease in the book value of these assets.

We do not expect to pay any cash dividends on our common stock for the foreseeable future.

We have never paid cash dividends on our common stock and do not anticipated that any cash dividends will be paid on the common stock for the foreseeable future. The payment of any cash dividend by us will be at the discretion of our board of directors and will depend on, among other things, our earnings, capital requirements and financial condition. In addition, pursuant to the terms of our Series A and Series B Preferred Stock, no dividends may be declared or paid, and no funds shall be set apart for payment, on shares of Motient common stock, unless (i) written notice of such dividend is given to each holder of shares of Series A and Series B Preferred not less than 15 days prior to the record date for such dividend and (ii) a registration statement registering the resale of shares of common stock issuable to the holders of the Series A and Series B Preferred has been filed with the SEC and is effective on the date Motient declares such dividend. Also, under Delaware law, a corporation cannot declare or pay dividends on its capital stock unless it has an available surplus. The terms of any future indebtedness of our subsidiaries also may generally restrict the ability of some of our subsidiaries to distribute earnings or make other payments to us.

We may have to take actions which are disruptive to our business to avoid registration under the Investment Company Act of 1940.

We may have to take actions which are disruptive to our business if we are deemed to be an investment company under the Investment Company Act of 1940. Our equity investments, in particular our ownership interests in MSV, may constitute investment securities under the Investment Company Act. A company may be deemed to be an investment company if it owns investment securities with a value exceeding 40% of its total assets, excluding cash items and government securities and subject to certain other exclusions. Investment companies are required to register under and comply with the Investment Company Act unless an exclusion or SEC safe harbor applies. If we were to be deemed an investment company, we would become subject to the requirements of the Investment Company Act. As a consequence, we would be prohibited from engaging in business as we have in the past and might be subject to civil and criminal penalties for noncompliance. In addition, certain of our contracts might be voidable, and a court-appointed receiver could take control of us and liquidate our business.

Ongoing litigation could negatively impact our value and our ability to successfully implement our business plan

Certain stockholders affiliated with one of our former directors, James D. Dondero, have initiated multiple lawsuits against Motient. Collectively, these lawsuits (i) seek damages related to the issuance of our Series A Preferred stock, including rescission, and (ii) seek to enjoin our proposed transaction to consolidate the ownership of MSV and TerreStar. If Mr. Dondero is successful in his claims, these suits could materially negatively impact the value of Motient, including but not limited to requiring Motient to rescind the outstanding Series A Preferred Stock. Although we believe these suits to be without merit, we can provide no assurances that we will ultimately prevail in these matters.

Our failure to achieve and maintain effective internal control over financial reporting in accordance with the rules of the Securities and Exchange Commission promulgated under Section 404 of the Sarbanes-Oxley Act could harm our business and operating results and/or result in a loss of investor confidence in our financial reports, which could in turn have a material adverse effect on our business and stock price.

In the course of our assessment of the effectiveness of our internal control over financial reporting as of December 31, 2005, which assessment was conducted over the course of 2005 and the first quarter of 2006 in connection with the preparation of 2005 audited financial statements and our Annual Report on Form 10-K, we identified one material weaknesses in our internal control over financial reporting. This material weakness in our internal control over financial reporting, as described in our Annual Report on Form 10-K, as well as any other weaknesses or deficiencies that may exist or hereafter arise or be identified, could harm our business and operating results, and could result in adverse publicity and a loss in investor confidence in the accuracy and completeness of our financial reports, which in turn could have a material adverse effect on our stock price, and, if such weaknesses are not properly remediated, could adversely affect our ability to report our financial results on a timely and accurate basis.

Although we believe that we have taken steps to remediate this material weaknesses, we cannot assure you that this remediation will be successful or that additional deficiencies or weaknesses in our controls and procedures will not be identified. In addition, we cannot assure you that our independent registered public accounting firm will agree with our assessment that our material weakness has been remediated.

Failure to complete the TerreStar and MSV ownership consolidation transactions could negatively impact our stock price and future business and financial results.

The closing of the TerreStar and MSV ownership consolidation transactions is subject to numerous conditions, many of which are not within the control of Motient or the other parties to the transactions, such as:

•	the continued accuracy of the representations and warranties of the parties;
•	the performance by the parties of their obligations under the agreements;
•	receipt of all necessary FCC approvals;
•	expiration or early termination of applicable waiting periods under anti-trust laws; and
•	the effectiveness of various registration statements required by the agreements.

Although Motient and the other parties to the transactions have agreed to use their commercially reasonable efforts to obtain all necessary regulatory approvals and satisfy all other closing conditions, there is no assurance that the parties will receive the necessary regulatory approvals or satisfy the other conditions to the completion of the transactions.

Our intended dividend to the holders of our common stock of the shares of SkyTerra common stock that we will receive upon closing of the MSV ownership consolidation transaction could be delayed, and the value of those shares could decrease between the time of the closing and the time we are able to pay that dividend.

Upon the closing of the MSV ownership consolidation transactions, we intend to distribute 25.5 million of the shares of common stock of SkyTerra we receive in these transactions as a dividend to the holders of our common stock. This dividend will require registration of such common stock with the SEC, which is a condition to the closing of the MSV ownership consolidation transaction. However, the registration statement regarding this dividend could cease to be effective or otherwise be available for payment of the proposed dividend for various reasons beyond our control, such as the occurrence of material developments that require the registration statement to be updated or amended. In addition, the terms of our outstanding Series A Preferred Stock prohibit the payment of dividends on our common stock unless the resale of the shares of common stock into which this preferred stock is convertible is registered under an effective registration statement. As a result of a dispute with the holder of this preferred stock regarding its validity, we are currently unable to effect the registration of the resale of the shares of common stock underlying this preferred stock. We are working to resolve this dispute so that we can either register the resale of the underlying shares of common stock or determine that the preferred stock is not valid, in which case the restriction on the payment of dividends will be of no effect. Until this dispute is resolved, we will not be able to declare or pay the proposed dividend of the shares of SkyTerra common stock. The value of these shares of SkyTerra common stock could decrease between the time of the closing of the MSV ownership consolidation transaction and the date on which we are ultimately able to pay such dividend to our common stockholders, in which case the value of the dividend received by our common stockholders would be less than what they could have received had we been able to pay the dividend sooner.

Regulatory Risks

TerreStar could lose its FCC and Industry Canada authorizations and be subject to fines or other penalties.

TerreStar must meet significant construction and implementation milestones and comply with complex and changing FCC and Industry Canada rules and regulations to maintain the authorizations to use the assigned spectrum and orbital slot. The milestones include a successful satellite launch by November 2007 and certification that the system is operational by November 2008. Once the system is operational, we will be required to maintain satellite coverage of all 50 states, Puerto Rico, the United States Virgin Islands and all regions of Canada that are within the coverage contour described in our Industry Canada authorization, and provide an integrated service offering in these locations. We may not meet these milestones, satisfy these service requirements or comply with other applicable rules and regulations. Non-compliance by us with these or other conditions, including other FCC or Industry Canada gating or ongoing service criteria, could result in fines, additional conditions, revocation of the authorizations, or other adverse FCC or Industry Canada actions. The loss of this spectrum authorization could prevent us from implementing our business plan and have a material adverse effect on our financial condition.

We have not yet applied for, and may not receive, certain regulatory approvals that are necessary to our business plan.

We may be required to obtain additional approvals from national and local authorities in connection with the services that we wish to provide in the future. For example, we must apply for ATC licenses in the United States and Canada separately from any satellite authorizations we may already have. We cannot be granted an ATC license until we can show that we will comply in the near future with the FCC’s and Industry Canada’s ATC gating criteria, which we may not be able to satisfy. In addition, the manufacturers of our ATC user terminals and base stations will need to obtain FCC equipment certifications, and similar certifications in Canada. In addition, our future customers or partners, or our business strategy, may require us to launch additional satellites, including TerreStar-2, in order to increase redundancy and decrease the risk of having only one satellite in orbit. In order to do so, we must obtain regulatory approval for one or more additional orbital slots, or permission from Industry Canada to launch additional satellites into our orbital slot for TerreStar-1, as well as a waiver of the FCC requirement that our spare satellite remain on the ground.

Industry Canada and the FCC may refuse to grant these and other necessary regulatory approvals in the future, or they may impose conditions on these approvals that we are unable to satisfy. Failure to obtain any necessary regulatory approvals could impair our ability to execute our business plan, and could materially adversely affect our financial condition.

The FCC and Industry Canada may not permit TMI Communications to assign its authorizations to TerreStar, and the FCC many not permit the letter of intent authorization to be modified.

In December 2002, we and TMI Communications jointly applied to the FCC for authority to assign TMI Communications’ 2 GHz MSS authorization to us. Certain wireless carriers have opposed this assignment application, which will need to be amended to reflect certain changes in our ownership and the eventual assignment of the Canadian MSS authorization to us. The amendments may provide a new opportunity for parties to object to the proposed assignment. In addition, we and TMI Communications have agreed to the transfer of TerreStar-1 and the assignment of TMI Communications’ Industry Canada authorization to TerreStar Canada, which transactions are subject to the prior approval of Industry Canada. If the FCC or Industry Canada denies requests to complete these transactions, we will not be able to serve the U.S. or Canadian market as the licensee of the 2 GHz MSS satellite. We also have to apply to modify our FCC letter of intent authorization to reflect the actual technical details of our satellite. Third parties will have an opportunity to oppose the modification application.

The Industry Canada authorization to construct and operate a satellite in a Canadian orbital slot is held, and upon completion of construction, launch and in-orbit testing our satellite will be owned, by a Canadian entity over which we do not exercise control.

The Industry Canada authorization to construct and operate a 2 GHz MSS satellite in a Canadian orbital position is currently held by TMI Communications, and will be assigned to TerreStar Canada, both of which are entities that we do not and will not control. Upon completion of this assignment, which is pending Industry Canada approval, and upon completion of construction, launch and in-orbit testing, TerreStar-1 will be transferred to TerreStar Canada. Under the Radiocommunication Act (Canada) and the Telecommunications Act (Canada), and the regulations promulgated thereunder, we may only own a 20% voting equity interest in TerreStar Canada, along with a 33% voting equity interest in TerreStar Canada Holdings, which will be TerreStar Canada’s parent and 80% voting equity owner. The rules and regulations further provide that the business and operations of TerreStar Canada cannot otherwise be controlled by non-Canadians. TMI Communications, a Canadian-owned and controlled third party, will own a 66% voting interest in TerreStar Canada Holdings. Although we will have certain contractual rights with respect to the business and operations of, and certain negative protections as a minority shareholder in, both TerreStar Canada and TerreStar Canada Holdings, TMI Communications will control the boards of directors of TerreStar Canada and TerreStar Canada Holdings and, with certain exceptions, we have no ability to control the business or operations of TerreStar Canada, which will hold the Industry Canada authorization and will own TerreStar-1.

FCC and Industry Canada decisions affecting the amount of 2 GHz MSS band spectrum assigned to us are subject to reconsideration and review.

In December 2005, the FCC provided TMI Communications a reservation of 10 MHz of uplink spectrum and 10 MHz of downlink spectrum in the 2 GHz MSS band, and TMI Communications has a contractual obligation to assign that authorization to us. Two parties who have challenged the December 2005 ruling, and one party has also challenged a separate decision by the FCC to cancel its former 2 GHz MSS authorization. If these challenges succeed, the amount of 2 GHz MSS spectrum that is available to us may be reduced to a level that is insufficient for us to implement our business plan. Furthermore, in Canada, our spectrum could be reduced from 20 MHz to 13.3 MHz if Industry Canada determines that this is necessary in order to license another MSS operator in Canada. Any reduction in the spectrum we are authorized to use could impair our business plan and materially adversely affect our financial condition.

Our use of the 2 GHz MSS band is subject to successful relocation of existing users.

In the United States and Canada, our operations at the 2 GHz MSS band are subject to successful relocation of existing Broadcast Auxiliary Services, or BAS, licensees and other terrestrial licensees in the band. In the United States, Nextel Communications Inc., or Nextel, is obligated to relocate existing BAS users in our uplink spectrum and 2 GHz MSS licensees must relocate FMS users in the 2 GHz MSS downlink band. To the extent that Nextel complies with its BAS band clearing obligations, 2 GHz MSS licensees commencing operations thereafter would not have to clear the band themselves, but might be required to reimburse Nextel for a portion of its band clearing costs. Due to the complex nature of the overall 2 GHz MSS band relocation and the need to work closely with Nextel on band clearing, we may not make sufficient progress in the relocation effort or meet FCC requirements for relocating existing users and the start of our MSS operations may be delayed. Nextel has petitioned the FCC for permission to delay clearing the 2 GHz MSS band. If Nextel’s petition were approved or their activities otherwise delayed, our ability to implement our business plan and our financial condition and to satisfy FCC milestones could be jeopardized. Costs associated with spectrum clearing could be substantial. In Canada, existing users in the band must be given a minimum of two years notice to relocate.

Our service may cause or be subject to interference.

We will be required to provide our ATC service without causing harmful interference. In addition, we must accept some interference from certain other spectrum users. For example, the FCC may adopt rules for an adjacent band that do not adequately protect us against interference. In September 2004, the FCC issued an order allowing PCS operation in the 1995-2000 MHz band, which may be adjacent to the 2 GHz MSS band frequencies ultimately assigned to us. If the rules that the FCC adopts for the 1995-2000 MHz band do not adequately protect us against adjacent band interference, our reputation and our ability to compete effectively could be adversely affected. Requirements that we limit the interference we cause, or that we accept certain levels of interference, may hinder satellite operations within our system and may, in certain cases, subject our users to a degradation in service quality, which may adversely affect our reputation and financial condition.

ATC spectrum access is limited by technological factors.

We will operate with the authority to use a finite quantity of radio spectrum. Spectrum used for communication between the satellite and the ground will not be available for use in the ATC component of our network. In addition, communications with the satellite may interfere with portions of the spectrum that would otherwise be available for ATC use, further diminishing the availability of spectrum for the ATC component to an extent that cannot be quantified at this time.

Technical challenges or regulatory requirements may limit the attractiveness of our spectrum for providing mobile services.

We believe our 2 GHz MSS band spectrum with ATC capability must be at least functionally equivalent to PCS/cellular spectrum to be attractive to potential partners. The FCC and Industry Canada require us to make satellite service available throughout the United States and Canada. This requirement may limit the availability of some of our spectrum for terrestrial service in some markets at some times. If we are not able to develop technology that allows our partners to use our spectrum in a manner comparable to PCS/cellular operators, we may not be successful in entering into partnership arrangements.

Our ability to offer a fixed or fixed satellite service may be limited by the policies of the FCC.

2 GHz MSS frequencies are allocated for the purpose of providing mobile services. It is unclear whether the FCC would permit us, absent a waiver, to provide fixed or fixed satellite services on an “incidental or ancillary” basis. If we determine that we need to provide incidental or ancillary fixed or fixed satellite services to remain competitive and we are unable to obtain a waiver, our financial condition could be adversely affected.

We may face unforeseen future regulations that we find difficult, costly or impossible to comply with.

The provision of communications services is highly regulated. As a provider of communications services in the United States and Canada, we will be subject to the laws and regulations of both the United States and Canada. Violations of laws or regulations of these countries may result in various sanctions including fines, loss of authorizations and the denial of applications for new authorizations or for the renewal of existing authorizations.

From time to time, governmental entities may impose new or modified conditions on our authorizations, which could adversely affect our ability to generate revenue and implement our business plan. For example, from time to time, the United States federal government has considered imposing substantial new fees on the use of frequencies such as the ones we plan to use to provide our service. In the United States and Canada, the FCC and Industry Canada already collect fees from space and terrestrial spectrum licensees. We are currently required to pay certain fees, and it is possible that we may be subject to increased fees in the future.

Export control and embargo laws may preclude us from obtaining necessary satellites, parts or data or providing certain services in the future.

We must comply with United States export control laws in connection with any information, products, or materials that we provide to non-U.S. persons relating to satellites, associated equipment and data and with the provision of related services. These requirements may make it necessary for us to obtain export or re-export authorizations from the United States government in connection with any dealings we have with TMI Communications, TerreStar Canada, TerreStar Canada Holdings, and non-U.S. satellite manufacturing firms, launch services providers, insurers, customers, and employees. We may not be able to obtain and maintain the necessary authorizations, which could adversely affect our ability to:

•	consummate the transactions that are currently contemplated involving TMI Communications, TerreStar Canada and TerreStar Canada Holdings;
•	procure new United States-manufactured satellites;
•	control any existing satellites;
•	acquire launch services;
•	obtain insurance and pursue our rights under insurance policies; or
•	conduct our satellite-related operations.

In addition, if we do not properly manage our internal compliance processes and violate United States export laws, the terms of an export authorization or embargo laws, the violation could make it more difficult, or even impossible, to maintain or obtain licenses and could result in civil or criminal penalties.

Our contractual relationships with potential strategic partners will be subject to government regulations.

We must ensure that our strategic partners comply with the FCC’s and Industry Canada’s ATC rules. This may require us to seek agreements with potential partners that provide for a degree of control by us in the operation of their business that they may be unwilling or unable to grant us.

In addition, the Communications Act and the FCC’s rules require us to maintain legal as well as actual control over the spectrum for which we are licensed. Our ability to enter into partnering arrangements may be limited by the requirement that we maintain de facto control of the spectrum for which we are licensed. If we are found to have relinquished control without approval from the FCC, we may be subject to fines, forfeitures, or revocation of our licenses.

Similarly, the Radiocommunication Act (Canada), the Telecommunications Act (Canada) and Industry Canada’s rules require that Canadians maintain legal as well as actual control over TerreStar Canada and certain of its licensed facilities. Our ability to enter into partnering arrangements may be limited by the requirement that Canadians maintain de facto control over TerreStar Canada and these licensed facilities in Canada. If TerreStar Canada is found to have relinquished control to non-Canadians, TerreStar Canada may be subject to fines, forfeitures, or revocation of its licenses, and may not lawfully continue to carry on its business in Canada.

FCC and Industry Canada regulations and approval processes could delay or impede a transfer of control of us.

Any investment that could result in a transfer of control of TerreStar would be subject to prior FCC approval and in some cases could involve a lengthy FCC review period prior to its consummation. The prior approval of Industry Canada is also required before any material change in the ownership or control of TerreStar Canada can take effect. We may not be able to obtain any such FCC or Industry Canada approvals on a timely basis, if at all, and the FCC or Industry Canada may impose new or additional license conditions as part of any review of such a request. If we are unable to implement our business plan and generate revenue to meet our financial commitments these regulations could impede or prevent a transfer of control or sale of our company to a third party with greater financial resources.

Rules relating to Canadian ownership and control of TerreStar Canada are subject to interpretation and change.

TerreStar Canada will be subject to foreign ownership restrictions imposed by the Telecommunications Act (Canada) and the Radiocommunication Act (Canada) and regulations made pursuant to the these acts. Future determinations by Industry Canada or the Canadian Radio-television and Telecommunications Commission, or events beyond our control, may result in TerreStar Canada ceasing to comply with the relevant legislation. If such a development were to occur, the ability of TerreStar Canada to operate as a Canadian carrier under the Telecommunications Act (Canada) or to maintain, renew or secure its Industry Canada authorizations could be jeopardized and our business could be materially adversely affected.

Risks Related to the Rights Offering

The subscription price determined for this offering is not an indication of our value.

The subscription price is based on the price the investors who participated in our November 12, 2004 private placement paid for shares of our common stock. The subscription price may not necessarily bear any relationship to the book value of our assets, past operations, cash flows, losses, financial condition or any other established criteria for value. You should not consider the subscription price as an indication of our value.

Because we may terminate the offering at any time, your participation in the offering is not assured.

Once you exercise your subscription rights, you may not revoke the exercise for any reason unless we amend the offering. We may terminate the offering at any time. If we decide to terminate the offering, we will not have any obligation with respect to the subscription rights except to return any subscription payments, without interest.

You may not revoke your subscription exercise and could be committed to buying shares above the prevailing market price.

The public trading market price of our common stock may decline before the subscription rights expire. If you exercise your subscription rights and, afterwards, the public trading market price of our common stock decreases below $8.57, you will have committed to buying shares of common stock at a price above the prevailing market price. Once you have exercised your subscription rights, you may not revoke your exercise. Moreover, you may be unable to sell your shares of our common stock at a price equal to or greater than the offering price.

You will need to act promptly and follow subscription instructions.

Stockholders who desire to purchase shares in the rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent prior to September 7, 2006, the expiration date. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your desired transaction, the subscription agent may, depending on the circumstances, reject your subscription or accept it to the extent of the payment received. Neither we nor our subscription agent undertakes to contact you concerning, or to attempt to correct, an incomplete or incorrect subscription form or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

If you use a personal check to pay for the shares, it may not clear in time.

Any personal check used to pay for shares must clear prior to the expiration date, and the clearing process may require several business days. If you wish to pay the subscription price by uncertified personal check, we urge you to make payment sufficiently in advance of the time the rights offering expires to ensure that your payment is received and clears by that time.

USE OF PROCEEDS

Assuming that all the rights are exercised in the rights offering, we expect that the net proceeds from the rights offering following payment of the transaction-related expenses will be approximately $21.4 million. These proceeds will be used for working capital and general corporate purposes.

CAPITALIZATION

The following table sets forth our short-term debt and capitalization:

•	on an actual basis at March 31, 2006; and
•

on a pro forma as adjusted basis at March 31, 2006 to reflect (i) the rights offering, assuming the amount raised is $21.2 million, (ii) the sale of our DataTac network and (iii) the MSV and TerreStar ownership consolidation transactions described in “Summary – Sale of DataTac Network” and “Summary - TerreStar and MSV Ownership Changes” herein.

You should read the following table in conjunction with our financial statements and related notes that are incorporated by reference herein.

	As of March 31, 2006
		Pro Forma
	Historical	Rights Offering	Rights Offering, Asset Sale, Exchange Transactions
Cash Position:	(Dollar amounts in thousands)
Motient
Cash, cash equivalents and marketable securities	$ 67,265	$ 88,490	$ 69,282
Restricted cash related primarily to preferred stock	32,247	32,247	32,247
	99,512	120,737	101,529
TerreStar
Cash, cash equivalents and marketable securities	81,785	81,785	81,785
Restricted cash related primarily to satellite contract	22,368	22,368	22,368
	104,153	104,153	104,153
Long-term obligations
Preferred stock	408,500	408,500	408,500

Total long-term obligations	408,500	408,500	408,500

Shareholders’ Equity
Common stock	667	692	719
Additional paid-in capital	755,686	776,886	855,779
Common stock purchase warrants	73,692	73,692	73,692
Less common shares held in treasury, at cost	(67,088)	(67,088)	(67,088)
Accumulated deficit	(379,255)	(379,255)	(727,632)

Total stockholders’ equity	383,702	404,927	135,470

Total capitalization	$ 792,202	$ 813,427	$ 543,970

The discussion and tables above exclude the following shares:

•	up to 6,501,730 shares issuable upon exercise of outstanding options and warrants at March 31, 2006, and
•	up to 12,555,000 shares issuable upon conversion of our outstanding preferred stock at March 31, 2006.

DILUTION

Investors participating in this rights offering will incur an immediate, substantial dilution of the net tangible book value per share of our common stock. Our pro forma net tangible book value was $304.1 million, computed as total stockholders’ equity less goodwill and other intangible assets, or $4.81 per share of common stock outstanding, at March 31, 2006. Assuming the sale by us of shares of common stock offered in this rights offering at a price of $8.57 per share, and after deducting estimated offering expenses, our pro forma as adjusted net tangible book value at March 31, 2006 would have been $325.3 million, or $4.99 per share of common stock. This represents an immediate increase in pro forma net tangible book value of $0.18 per share of common stock to our existing stockholders and an immediate dilution of $3.58 per share to the new investors purchasing shares in this rights offering. Dilution per share equals the difference between the amount per share paid by purchasers of shares of common stock in the rights offering and the pro forma net tangible book value per share of our common stock immediately after the rights offering. The following table illustrates this per share dilution:

Subscription price	$8.57
Net tangible book value per share prior to the rights offering	$4.81	$4.81
Increase per share attributable to the rights offering	$0.18
Pro forma net tangible book value per share after the rights offering	$4.99
Dilution in pro forma net tangible book value per share to purchasers	$3.58

THE RIGHTS OFFERING

General

The following describes the terms of the rights offering being made pursuant to this prospectus. Unless we have stated otherwise, we assume that you were a holder of our common stock on December 17, 2004, that you or your affiliates did not participate in our November 12, 2004 private placement of common stock and that your address is in the United States. If your address is outside the United States or if you hold your shares in a brokerage account or through a dealer or other nominee, please see the information listed below under “—Notice to Nominees”, “—Beneficial Owners” and “—Foreign and Other Stockholders.”

The Rights

On February 15, 2005, we distributed a information packet containing a non-transferable Subscription Certificate that represents your rights, and will be re-distributed promptly following the date hereof. Each right entitles you to purchase 0.103 shares of common stock. The purchase price for each share of common stock that you are entitled to purchase is $8.57 per share, the price at which we sold shares of our common stock in the November 12, 2005 private placement.

In no event will we issue more than 2,500,000 shares of common stock in this offering, and if valid subscriptions for more than 2,500,000 shares are received, the number of shares to be acquired pursuant to each valid subscription will be reduced pro rata so that the total number of shares issued in this offering will equal 2,500,000 shares.

Eligibility

Only holders of record of our common stock on December 17, 2004, that did not participate in the November 12, 2004 private placement of our common stock are eligible to receive rights and participate in this rights offering. Affiliates and/or related parties of those that participated in the November 12, 2004 private placement are also excluded from participation.

No Fractional Shares

We will not issue fractional shares of common stock or cash in lieu of fractional shares of common stock. Any holder who holds rights to purchase a fractional number of shares of common stock will be rounded up to the next whole share of common stock. For example, if a holder of rights holds 100,023 rights, that holder would be entitled to purchase 10,302.369 shares of common stock. This would be rounded up to entitle the holder to purchase 10,303 shares of our common stock.

Expiration Date

The rights will expire, if not previously exercised, at 5:00 p.m. New York City time on September 7, 2006, the date that is 30 days following the effective date of this prospectus. If you do not exercise your rights before the expiration date, your unexercised rights will expire. We will not be required to satisfy your exercise of rights if the subscription agent receives your Subscription Certificate and payment of the purchase price relating to your exercise after your rights expire, regardless of when you transmitted the documents, except when you have timely transmitted the documents under the guaranteed delivery procedures described below. We may extend the expiration date by giving oral or written notice to the subscription agent and information agent on or before the scheduled expiration of the rights offering. If we elect to extend the expiration of the rights offering, we will issue a press release announcing the extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration date.

Subscription Privileges

Subscription Privilege. Each right entitles you to purchase 0.103 shares of common stock. You are not required to exercise all of your rights.

Pro Rata Reduction. In the event we receive valid subscriptions for more than 2,500,000 shares of common stock, the number of shares issued pursuant to this offering will be reduced on a pro rata basis so that the total number of shares issued is 2,500,000. In the event that you subscribe and pay for shares of common stock in the rights offering that we are unable to issue due to the pro rata reduction, the subscription agent will return to you by mail, without interest, all payments for the shares not issued to you as soon as practicable after the expiration of the rights offering.

Issuance of our Common Stock

We will issue the shares under the subscription privilege as soon as practicable following the expiration of the rights offering. Your payment for the purchase price of the shares you want to purchase in the rights offering will be retained by the subscription agent until the expiration of the rights offering. No interest will be paid to you on the funds you deposit with the subscription agent.

Method of Purchase – Exercise of Rights

You may exercise your rights by properly completing and signing your subscription certificate. You must deliver your subscription certificate to Computershare Trust Company, N.A., which is acting as the subscription agent. The subscription agent will not accept a facsimile transmission of your completed subscription certificate. This delivery must be accompanied with payment of the purchase price for each share you wish to purchase in this offering. If you use the mail, we recommend that you use insured, registered mail, return receipt requested.

Method of Payment of Purchase Price

Your payment of the purchase price must be made in U.S. dollars for the full number of shares of common stock you are purchasing under your subscription privilege:

•	by certified check drawn upon a U.S. bank payable to the subscription agent; or
•	by cashier’s check drawn upon a U.S. bank or express money order payable to the subscription agent, Computershare Trust Company, N.A.

Receipt of Payment

Your payment will be considered received by the subscription agent only upon receipt of payment in the manner set forth above.

We will retain any interest earned on the payments held by the subscription agent before your shares have been issued to you because your exercise has not been satisfied for any reason.

Delivery of Subscription Certificate and Payment

You should deliver your subscription certificate and payment of the purchase price to the subscription agent by mail, hand delivery or overnight courier to:

COMPUTERSHARE TRUST COMPANY, N.A.

By First Class Mail	By Express Mail or Overnight Courier
Computershare	Computershare
Attn: Corporate Actions	Attn: Corporate Actions
P.O. Box 859208	161 Bay State Drive
Braintree, MA 02185-9208	Braintree, MA 02184

DELIVERY OF THIS SUBSCRIPTION CERTIFICATE TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY.

Calculation of Rights Exercised

You must indicate the number of shares you wish to purchase on the Subscription Certificate. If you do not indicate the number of shares you wish to purchase or do not forward full payment of the total purchase price for the number of shares you indicate you are purchasing, then you will be deemed to have purchased the number of shares that may be purchased with the total purchase price you delivered to the subscription agent.

Your Funds will be Held by the Subscription Agent Until Shares of Common Stock are Issued

The subscription agent will hold your payment of the purchase price in a segregated account with other payments received from other rights holders until we issue your shares to you.

Medallion Signature Guarantee May be Required

Your signature on each subscription certificate must have a Medallion Signature Guarantee if you wish to receive your shares in certificate form and want to have your shares delivered to an address other than that listed on the Subscription Certificate. Appropriate signature guarantors include: banks and savings associations, credit unions, member firms of a national securities exchange, municipal securities dealers and government securities dealers.

Transferability of Rights

The rights are non-transferable. Any attempt to transfer the rights will be void.

Notice to Nominees

If you are a broker, bank or other nominee holder who holds shares of our common stock for the account of others on the record date, you should notify the beneficial owners of the shares for whom you are the nominee and whose address is in the United States of the rights offering as soon as possible to learn their intentions with respect to exercising their rights. You should obtain instructions from the beneficial owner, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate subscription certificates and submit them to the subscription agent with the proper payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of rights to which all beneficial owners in the aggregate otherwise would have been entitled had they been direct holders of our common stock on the record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification” which we will provide to you with your rights offering materials.

If you hold shares of our common stock as nominee for beneficial owners whose address is outside the United States, see “Foreign and Other Stockholders.”

Beneficial Owners

If you hold shares of our common stock through a broker, bank or other nominee, you must have your broker, bank or other nominee act for you if you wish to exercise your rights. To indicate your decision, you should complete and return to your broker, bank or other nominee the form entitled “Beneficial Owner Election Form.” You should receive this form from your broker, bank or other nominee with the other rights offering materials. If you wish to obtain a separate subscription certificate, you should contact the nominee as soon as possible and request that a separate subscription certificate be issued to you.

If you hold certificates of our common stock directly and would prefer to have your broker, bank or other nominee act for you, you should contact your nominee and request it to effect the transactions for you. To indicate your decision, you should complete and return to your broker, bank or other nominee the form entitled “Beneficial Owner Election Form.” You should receive this form from your broker, bank or other nominee with the other rights offering materials.

If you are outside the United States, see “Foreign and Other Stockholders.”

Instructions for Completing Your Subscription Certificate

You should read and follow the instructions accompanying the subscription certificates carefully.

If you want to exercise your rights, you should send your subscription certificate(s) with the payment of the purchase price to the subscription agent. Do not send your subscription certificate(s) and purchase price payment to us.

You are responsible for the method of delivery of your subscription certificate(s). If you send your subscription certificate(s) by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure delivery to the subscription agent prior to the expiration of the rights offering.

Determinations Regarding the Exercise of Your Rights

We will decide all questions concerning the timeliness, validity, form and eligibility of your exercise of your rights and our determinations will be final and binding. We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within the time period as we may determine. We may reject the exercise of any of your rights because of any defect or irregularity. We will not receive or accept any subscription until all irregularities have been waived by us or cured by you within such time as we decide, in our sole discretion.

Neither we nor the subscription agent will be under any duty to notify you of any defect or irregularity in connection with your submission of subscription certificates and we will not be liable for failure to notify you of any defect or irregularity. We reserve the right to reject your exercise of rights if your exercise is not in accordance with the terms of the rights offering or in proper form. We and the subscription agent will also not accept your exercise of rights or any transfer of your rights if we and the subscription agent believe in our sole discretion that our issuance of shares of our common stock to you could be deemed unlawful under applicable law or is materially burdensome to us.

Questions About Exercising Rights

If you have any questions or require assistance regarding the method of exercising your rights or you would like additional copies of this prospectus, the Instructions as to the Use of Subscription Certificates or Notice of Guaranteed Delivery, you should contact the information agent, Georgeson Inc., toll free at (866) 821-2550.

Subscription Agent and Information Agent

We have appointed Computershare Trust Company, N.A. to act as subscription agent and Georgeson, Inc. to act as information agent for the rights offering. We will pay all fees and expenses of the subscription agent and the information agent related to the rights offering, except for fees, applicable brokerage commissions, taxes and other expenses relating to the sale of rights by the subscription agent, all of which will be for the account of the transferor of the rights. We have also agreed to indemnify the subscription agent and the information agent from liabilities that they may incur in connection with the rights offering.

Guaranteed Delivery Procedures

If you wish to exercise your subscription rights, but you do not have sufficient time to deliver the subscription certificate evidencing your subscription rights to the subscription agent on or before the time your subscription rights expire, you may exercise your subscription rights by the following guaranteed delivery procedures:

•	deliver to the subscription agent on or prior to the expiration time your subscription price payment in full for each share you subscribed for under your subscription privileges in the manner set forth under “Method of Payment of Purchase Price ” on page 28;

•	deliver to the subscription agent at or prior to the expiration time the form entitled “Notice of Guaranteed Delivery”, substantially in the form provided with the “Instructions as to Use of Subscription Certificates” distributed with your subscription certificates; and

•	deliver the properly completed subscription certificate evidencing your rights being exercised and the related nominee holder certification, if applicable, with any required signatures guaranteed, to the subscription agent within three business days following the date of your Notice of Guaranteed Delivery.

Your Notice of Guaranteed Delivery must be delivered in substantially the same form provided with the Instructions as to Use of Subscription Certificates, which will be distributed to you with your subscription certificate. Your Notice of Guaranteed Delivery must come from an eligible institution, or other eligible guarantee institutions which are members of, or participants in, a signature guarantee program acceptable to the subscription agent.

In your Notice of Guaranteed Delivery, you must state:

•	your name and address;
•	the certificate number of the subscription certificate relating to the subscription rights you are exercising;
•	the number of subscription rights represented by your subscription certificates and the number of shares of our common stock you are subscribing for; and
•	the institution’s guarantee that you will deliver to the subscription agent any subscription certificates evidencing the subscription rights you are exercising within three business days following the date the subscription agent receives your Notice of Guaranteed Delivery.

 You may deliver your Notice of Guaranteed Delivery to the subscription agent in the same manner as your subscription certificates at the address set forth above under “Delivery of Subscription Certificate and Payment” on page 29 An eligible institution may alternatively transmit its Notice of Guaranteed Delivery to the subscription agent by facsimile transmission (Facsimile No.: (781) 380-3388). To confirm facsimile deliveries, eligible institutions may call (781) 843-1833 ext. 200

Procedures for DTC Participants

We expect that rights will be eligible for transfer through the facilities of The Depository Trust Company, or DTC, and that your exercise of your subscription privilege may also be made through the facilities of DTC, If your rights are held of record through DTC, you may exercise your purchase rights by instructing DTC, or having your broker instruct DTC, to transfer your rights from your account to the account of the subscription agent, together with certification as to the aggregate number of rights you are exercising and the number of shares of our common stock you are subscribing for under your purchase rights and the purchase price for each share you purchased pursuant to your purchase rights.

Purchase Price

The purchase price for shares of common stock in the rights offering is $8.57 per share.

Regulatory Limitation

We will not be required to issue you shares of our common stock pursuant to the rights offering if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares if, at the time the rights offering expires, you have not obtained such clearance or approval.

Foreign and Other Stockholders

We will not mail subscription certificates to stockholders as of the record date whose addresses are outside the United States.  Instead, we will have the subscription agent hold the subscription certificates for those holders’ accounts.  To exercise their subscription rights, foreign holders must notify the subscription agent before 11:00 a.m. New York City time, on September 4, 2006, three business days before the expiration date, and must establish to the satisfaction of the subscription agent that it is permitted to exercise its subscription rights under applicable law.  If these procedures are not followed prior to the expiration date, your rights will expire.

Questions about Exercising Subscription Rights

If you have any questions or require assistance regarding the method of exercising your subscription rights or requests for additional copies of this prospectus, the Instructions as to the Use of Subscription Certificates or the Notice of Guaranteed Delivery, you should contact the information agent Georgeson, Inc., at (866) 821-2550.

No Revocation

Once you have exercised your subscription privileges, you may not revoke your exercise. Subscription rights not exercised prior to the expiration date of the rights offering will expire.

Extensions and Termination

The period for exercising rights may be extended. In addition, our board of directors may cancel the rights offering, in whole or in part, in its sole discretion at any time prior to the time the rights offering expires for any reason.  If we cancel the rights offering, any funds you paid to the subscription agent will be promptly refunded, without interest or deduction.  We have no intention to terminate the rights offering, but we are reserving the right to do so in the event that unforeseen circumstances occur between the date of this prospectus and the expiration of the rights offering.

No Board Recommendation

Neither we nor our board of directors have made any recommendation as to whether you should exercise or sell your rights. You should decide whether to purchase shares of our common stock based upon your own assessment of your best interests.

Regulatory and other Limitations

We will not be required to issue shares of our common stock to you under the rights offering if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control the shares and, if at the expiration of the rights offering, you have not obtained that clearance or approval. For example, if as a result of exercising your rights, you would hold shares of our common stock worth in excess of $56.7 million, including any shares you hold presently, you and we maybe required to make a filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and wait for any applicable waiting periods to terminate or expire before we can satisfy your exercise of your rights.

Shares of Common Stock Outstanding after the Rights Offering

As of August 1, 2006, we had outstanding 63,215,692 shares of our common stock. This number excludes shares that we are required to issue upon exercise of outstanding options and warrants to purchase shares of our common stock or upon conversion of outstanding shares of our preferred stock. If all rights we are issuing in the rights offering are exercised, the number of outstanding shares of our common stock will increase by 2,500,000 shares. This is an increase of 4%. This assumes the number of shares outstanding on the record date will be the same as was outstanding on August 1, 2006.

United States Federal Income Tax Consequences of Rights Offering

For a discussion of U.S. federal income consequences, please see “Material United States Federal Income Tax Consequences” beginning on page 34.

Motient’s Withholding Obligations

The distribution of the rights to you is subject to withholding by Motient as required by law.  To comply with any withholding obligations, Motient and the subscription agent will utilize such procedures deemed appropriate, such as exercising a portion of your rights and selling the underlying shares on the open market or withholding a portion of the shares for which you have subscribed and selling those shares in the open market, in order to raise funds that are required to be withheld for U.S federal income tax purposes.

 MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of the material U.S. federal income tax consequences of the rights offering to the holders of record of our common stock on December 17, 2004 entitled to participate in the rights offering. This discussion assumes that the holders hold or held our common stock as a capital asset for U.S. federal income tax purposes. This discussion is based on the Internal Revenue Code of 1986, as amended, referred to below as the Code, Treasury regulations promulgated thereunder, Internal Revenue Service, or IRS, rulings and pronouncements and judicial decisions in effect on the date hereof, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion does not address the tax consequences of the rights offering to the holders of our common stock that are not entitled to participate in the rights offering, to holders of our preferred stock convertible into our common stock, or to holders that hold options or warrants to purchase shares of our common stock. In addition, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances or to holders subject to special tax treatment under the Code, including, without limitation, holders that are dealers in securities or foreign currency, insurance companies, tax-exempt organizations, banks, financial institutions, broker-dealers, holders that hold or held our common stock as part of a hedge, straddle, conversion or other risk reduction transaction, or that acquired our common stock pursuant to the exercise of compensatory stock options or otherwise as compensation. The following summary does not address the tax consequences of the rights offering under foreign, state, or local tax laws. We have not sought, and will not seek, an opinion of counsel or a ruling from the IRS regarding the U.S. federal income tax consequences of the rights offering. ACCORDINGLY, EACH COMMON STOCKHOLDER ENTITLED TO PARTICIPATE IN THE RIGHTS OFFERING IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO IT OF THE RIGHTS OFFERING.

For purposes of this discussion, a “U.S. holder” is any beneficial owner of our common stock of record on December 17, 2004 that is one of the following:

•

an individual citizen or resident of the U.S., including an alien individual who is a lawful permanent resident of the U.S. or meets the “substantial presence” test under section 7701(b)(3) of the Code;

•

a corporation (or an entity that is treated as a corporation for U.S. federal income tax purposes) created or organized in the U.S. or under the laws of the U.S., any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax without regard to its source; or
•

a trust, if the administration of the trust is subject to the primary supervision of a U.S. court and one or more U.S. persons have the authority to control all substantial decisions of the trust, or a trust that has made a valid election to be treated as a U.S. person pursuant to applicable Treasury regulations.

For purposes of this discussion, a “non-U.S. holder” is any beneficial owner of our common stock of record on December 17, 2004, other than a U.S. holder or a partnership. In the case of a partnership (or any other type of entity that is treated as a partnership for U.S. federal income tax purposes) that is a beneficial owner of our common stock of record on December 17, 2004, the status of a holder as a U.S. holder or a non-U.S. holder is determined at the partner level. In such case, the tax treatment of the distribution of subscription rights pursuant to the rights offering depends upon the activities of the partnership and the status of its partners, including whether each of those partners properly certifies its status as a U.S. holder or a non-U.S. holder and, for non-U.S. holders, whether the holder is entitled to the benefits of an applicable tax treaty.

Subscription Rights

In general. Following the effective date of this registration statement, the subscription rights entitle holders of common stock of record on December 17, 2004 to purchase 0.103 shares of our common stock for each right distributed, provided, however, that we will issue no more than 2,500,000 shares of our common stock upon exercise of subscription rights. In the event that we receive valid subscriptions for more than 2,500,000 shares of our common stock, the number of shares that will be issued for each valid subscription will be proportionately reduced so that the total number of shares issued is 2,500,000. The subscription rights offering should be a taxable distribution to holders of our common stock that receive the right to exercise the subscriptions. The amount of the distribution will be equal to the fair market value of the subscription rights determined in the manner described below. Although not free from doubt, we believe and plan to take the position that the distribution should be taken into account for federal income tax purposes, and the fair market value of the subscription rights should be determined, at the end of the period during which the subscription rights may be exercised and after the number of shares of common stock for which the subscription rights are exercisable has been determined. We intend to value the rights at such time by multiplying the number of shares that may be purchased pursuant to each right, as adjusted if valid subscriptions for more than 2,500,000 shares are received, by the difference between the fair market value of a share of common stock on such date and the exercise price of $8.57.

The distribution amount should constitute a dividend to the extent of our current or accumulated “earnings and profits” as determined for U.S. federal income tax purposes. This may result in tax liability to holders of our common stock who receive the right to exercise the subscription rights. However, we do not intend to distribute any cash with which to pay any such tax. We are not able to predict with certainty the amount of our current year earnings and profits that will be allocable to the distribution of subscription rights. However, we expect that a substantial portion of the distribution will be made from our current earnings and profits if the initial closing of our transfer of MSV interests to SkyTerra in exchange for SkyTerra shares occurs in the current taxable year. We expect that none or a much lesser part of the distribution will be from our current earnings and profits if the initial closing of the transactions in which we transfer MSV interests to SkyTerra in exchange for SkyTerra shares occurs in a subsequent taxable year.

To the extent the value of the subscription rights exceeds our current and accumulated earnings and profits, it will be treated as a tax-free return of capital to the extent of the holder’s tax basis in the common stock with respect to which the distribution is made, and thereafter, as gain from the sale or exchange of our common stock. The gain will be capital gain and will be long-term capital gain if the holding period in such common stock is more than one year.

A holder of our common stock will have a tax basis in the subscription rights equal to the fair market value of such subscription rights on the date the distribution is taken into account for federal income tax purposes. The common stockholder’s holding period for the subscription rights received pursuant to the distribution will begin on such date.

Tax Consequences to U.S. Holders. To the extent the distribution of subscription rights is made from our current or accumulated earnings and profits and is thus treated as a dividend for federal income tax purposes, a U.S. holder that is an individual, estate, or trust generally will be subject to federal income tax on the dividend amount at preferential tax rates, with a maximum tax rate of 15%, provided certain conditions are satisfied, including a minimum holding period requirement. To the extent the amount treated as a dividend by a U.S. holder qualifies for preferential tax rates and constitutes an “extraordinary dividend” (as defined in section 1059 of the Code), the U.S. holder will be required to treat any subsequent loss on the sale of the common stock with respect to which the dividend was paid as a long-term capital loss.

A corporate U.S. holder may be eligible for a partial dividends received deduction, subject to certain conditions and requirements, including a minimum holding period requirement. A corporate U.S. holder that receives an “extraordinary dividend” within the meaning of section 1059 of the Code is required to (i) reduce its adjusted tax basis in the stock with respect to which the dividend was paid (but not below zero) by the portion of the dividend that was not taxed because of the dividends received deduction and (ii) treat the non-taxed portion of the dividend as gain from the sale or exchange of such stock for the taxable year in which the dividend is received to the extent that the non-taxed portion of the dividend exceeds the corporate U.S. holder’s tax basis in the stock.

In the case of both individual and corporate U.S. holders, the term extraordinary dividend means dividends with respect to a share of common stock that are equal to or greater than 10% of the tax basis (or fair market value if established to the satisfaction of the IRS) of the share. Whether a U.S. holder receives an extraordinary dividend is generally determined by aggregating dividends that have an ex-dividend date within a period of 85 consecutive days. In addition, dividends are aggregated over a period of 365 consecutive days if the dividends exceed 20% of the tax basis (or fair market value if established to the satisfaction of the IRS) of the share with respect to which the dividends were distributed. In determining whether the subscription rights are an extraordinary dividend, the subscription rights will be aggregated with the anticipated distribution of SkyTerra common stock if both distributions occur within a period of 85 consecutive days, or if the dividends together exceed 20% of the tax basis (or fair market value) of our common stock with respect to which the distributions are made for a particular U.S. holder, within a period of 365 consecutive days.

Tax Consequences to Non-U.S. Holders. To the extent the subscription rights constitute a dividend for federal income tax purposes, a non-U.S. holder will be subject to U.S. withholding tax on the dividend amount at a withholding tax rate of 30%, or such lower rate as is prescribed by an applicable income tax treaty, unless the dividend is effectively connected with a trade or business carried on by the non-U.S. holder in the U.S. If the subscription rights are subject to withholding as a dividend, we will withhold from the dividend of subscription rights such amount as is necessary to satisfy such withholding obligations. Under applicable Treasury regulations, a non-U.S. holder will be required to satisfy certain certification requirements, generally on IRS Form W-8BEN or a successor form, in order to claim a reduced rate of withholding under an applicable income tax treaty. For payments made to a foreign partnership or other pass-through entity, the certification requirements generally apply to the owners of the partnership or other pass-through entity (including partners or owners through multiple layers of partnerships or other pass-through entities). The partnership or other pass-through entity must obtain the required certifications from its partners or other owners and deliver them to us or our paying agent together with the partnership’s certification of its status on IRS Form W-8IMY or a successor form.

We must report annually to the IRS any dividends paid to non-U.S. holders as well as the amount of tax withheld with respect to such dividends. Copies of these reports may be made available to tax authorities of the country where the non-U.S. holder resides.

Dividends that are effectively connected with a U.S. trade or business (and, where an income tax treaty applies, are attributable to a U.S. permanent establishment of the non-U.S. holder) generally will not be subject to the 30% withholding tax if the non-U.S. holder provides the required certification on IRS Form W-8ECI or a successor form. Instead, the effectively connected dividends will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a resident of the U.S. Furthermore, if the non-U.S. holder is a corporation, its “dividend equivalent amount” (as defined in section 884 of the Code) generally would be subject to “branch profits tax.” The branch profits tax rate is 30%, or such lower rate as is available under an applicable income tax treaty.

To the extent the distribution of the subscription rights exceeds our current and accumulated earnings and profits, it will be treated as a tax-free return of capital to the extent of a non-U.S. holder’s tax basis in our common stock with respect to which the distribution is made, and thereafter, as gain from the sale or exchange of our common stock. In general, a non-U.S. holder will not be subject to federal income tax on gain from the sale or exchange of our common stock unless:

•

the gain is effectively connected with a U.S. trade or business carried on by the non-U.S. holder (and, where an income tax treaty applies, is attributable to a U.S. permanent establishment of the non-U.S. holder), in which case the non-U.S. holder will be subject to tax on the net gain from the sale at regular graduated federal income tax rates and, if the non-U.S. holder is a corporation, may be subject to branch profits tax;

•

the non-U.S. holder is an individual who is present in the U.S. for 183 days or more in the taxable year of disposition and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax on the gain from the sale, which may be offset by U.S. source capital losses; or

•

we are or have been a “U.S. real property holding corporation” for federal income tax purposes during specified periods, in which case the non-U.S. holder will be subject to tax on the net gain from the sale at regular graduated federal income tax rates. We do not believe we are or have been a U.S. real property holding company during the specified periods.

Backup Withholding and Information Reporting. The Code and the Treasury regulations require certain payments to be reported to the IRS. Among these payments are dividends and proceeds paid by a broker to its customer. The required information returns enable the IRS to determine whether the recipient has properly included the payments in income. This reporting regime is reinforced by “backup withholding” rules that require payors of these specified payments to withhold tax from these payments if the recipient fails to cooperate with the reporting regime by failing to provide his taxpayer identification number to the payor, by furnishing an incorrect identification number, or by repeatedly failing to report interest or dividends on his income tax returns. The backup withholding tax rate is currently 28%. These information reporting and backup withholding rules do not apply to payments to corporations, whether domestic or foreign.

In general, U.S. holders (other than corporations or other exempt holders) will be subject to these information reporting requirements with respect to the distribution of our common stock. In addition, a U.S. holder generally will be subject to backup withholding if the holder (i) fails to provide an accurate taxpayer identification number to the payor; (ii) has been notified by the IRS of a failure to report all interest or dividends required to be reported on its U.S. federal income tax returns; or (iii) in certain circumstances, fails to comply with applicable certification requirements. If the subscription rights are subject to backup withholding as a dividend, we will withhold from the dividend of subscription rights such amount as is necessary to satisfy the withholding obligation.

Payments to non-U.S. holders generally will not be subject to backup withholding provided the non-U.S. holder certifies its nonresident status.

Backup withholding is not an additional tax. The amount of tax withheld is applied as a credit against the U.S. federal income tax liability of persons subject to backup withholding. If backup withholding results in an overpayment of U.S. federal income tax, a refund may be obtained, provided the required documents are timely filed with the IRS.

Expiration. A common stockholder that allows the subscription rights received in the rights offering to expire will recognize a loss in the amount of stockholder’s tax basis in the subscription rights, as described above. The loss will be a short-term capital loss.

Exercise; Tax Basis in and Holding Period of Common Stock. A holder will not recognize any gain or loss upon the exercise of the subscription rights received in the rights offering. The tax basis in the common stock acquired through exercise of the subscription rights will be equal to the sum of the subscription price for the common stock, which is $8.57 per share, and the common stockholder’s tax basis in the subscription rights, as described above. The holding period for the common stock acquired through exercise of the subscription rights will begin on the date the subscription rights are exercised.

PLAN OF DISTRIBUTION

On or about February 15, 2005, we distributed the subscription rights and subscription certificates to persons that owned shares of our common stock on December 17, 2004 and who did not and whose affiliates did not participate in our November 2004 private placement of common stock. Promptly following the date hereof, we will distribute a copy of this prospectus to these stockholders. If you wish to exercise your subscription rights and purchase shares of common stock, you should complete the subscription certificate and return it with payment for the shares to the subscription agent, Computershare Trust Company, Inc., at the address on page 29. If you have any questions, you should contact Georgeson, Inc., the information agent, toll free at (866) 821-2550.

LEGAL MATTERS

The validity of the common stock will be passed upon for us by Andrews Kurth LLP, Houston, Texas.

EXPERTS

The consolidated financial statements and schedules of Motient Corporation and subsidiaries as of December 31, 2004 and 2005, and for each of the three years in the period ended December 31, 2005, included in this prospectus, have been audited by Ehrenkrantz Sterling & Co., LLC, with respect to 2002 and Friedman LLP, successor-in-interest to Ehrenkrantz Sterling & Co., LLC, with respect to 2003 and 2004, an independent registered public accounting firm, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports. The financial statements and schedules referred to above have been included in this prospectus in reliance upon the authority of those firms as experts in giving said reports.

The consolidated financial statements and schedules of TerreStar Networks Inc. December 31, 2003 and 2004, and for each of the three years in the period ended December 31, 2004, included in this prospectus, have been audited by Friedman LLP, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports. The financial statements and schedules referred to above have been included in this prospectus in reliance upon the authority of those firms as experts in giving said reports.

The consolidated financial statements of Mobile Satellite Ventures LP appearing in Motient Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2005 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

TRANSFER AGENT, SUBSCRIPTION AGENT AND INFORMATION AGENT

Our stock transfer agent is Computershare Trust Company, N.A. Computershare is also serving as the subscription agent for the rights offering. Georgeson, Inc. is serving as the information agent for the rights offering.

INCORPORATION OF INFORMATION FILED WITH THE SEC

The SEC allows us to “incorporate by reference” information filed with the SEC. This means that we can disclose important information to you, without actually including the specific information in this prospectus, by referring you to those documents. The following documents which we have previously filed with the SEC pursuant to the Exchange Act are incorporated into this prospectus by reference; provided, however, that we are not incorporating any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

•	our Annual Report on Form 10-K for the year ended December 31, 2005 (filed March 30, 2006), as amended by our Annual Report on Form 10-K/A (filed April 28, 2006);
•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 (filed May 15, 2006); and

•

our Current Reports on Form 8-K and Form 8-K/A filed with the SEC on May 11, 2006 as amended July 14, 2006, May 25, 2006, June 1, 2006, June 2, 2006, June 22, 2006 as amended July 14, 2006, June 26, 2006 and July 12, 2006.

All documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before all of the common stock offered by this prospectus is sold are incorporated by reference in this prospectus from the date of filing of the documents. Information that we file with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC to register the shares as required by the federal securities laws. This prospectus, which constitutes a part of that registration statement on Form S-3, omits certain information concerning us and our common stock contained in the registration statement. Furthermore, statements contained in this prospectus concerning any document filed as an exhibit are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement. Accordingly, you should reference the registration statement and its exhibits for further information with respect to us and the shares offered under this prospectus.

We also file annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. Our Exchange Act file number for our SEC filings is 0-23044. You may read and copy any document we file with the SEC at the following SEC public reference room:

Public Reference Room

100 F St. N.E.

Washington, D.C. 20549

You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC also maintains an Internet web site that contains reports, proxy statements and other information regarding issuers, including Motient, who file electronically with the SEC. The address of that site is http://www.sec.gov.

You should rely only on the information or representations provided in this prospectus and the registration statement. We have not authorized anyone to provide you with different information. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

Prospectus

MOTIENT CORPORATION

Rights Offering for 2,500,000 Shares of Common Stock

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The expenses to be paid in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions, are as follows:

SEC Registration Fee	$ 2,715
Printing and engraving expenses	13,000
Accounting fees and expenses	20,000
Legal fees and expenses	20,000
Miscellaneous	35,000
Total	$90,715

Item 15. Indemnification of Directors and Officers

Motient Corporation is incorporated under the laws of the State of Delaware. Section 145 (“Section 145”) of Title 8 of the Delaware Code gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145 also gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Section 145 further provides that, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145 also authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Our restated certificate of incorporation and restated bylaws provide for the indemnification of officers and directors to the fullest extent permitted by the Delaware Code.

All of our directors and officers are covered by insurance policies against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act of 1933.

Item 16. Exhibits

Exhibit No.		Exhibit
3.1	-	Restated Certificate of Incorporation of the Company (as restated effective May 1, 2002) (incorporated by reference to Exhibit 3.1 of the Company’s Amendment No. 2 to Registration Statement on Form 8-A, filed May 1, 2002).
3.2	-

Amended and Restated Bylaws of the Company (as amended and restated effective May 1, 2002) (incorporated by reference to Exhibit 3.1 of the Company’s Amendment No. 2 to Registration Statement on Form 8-A, filed May 1, 2002).

3.3	-	Certificate of Designations of the Series A Cumulative Convertible Preferred Stock, as corrected by the Certificate of Correction Filed to Correct a Certain Error in the Certificate of Designations of the Series A Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K/A dated April 15, 2005)
3.4	-	Certificate of Designations of the Series B Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated April 15, 2005)
3.5	-	Amendment to Restated Certificate of Incorporation (incorporated by reference to Motient’s Registration Statement on Form S-1 filed on June 24, 2005).
3.6	-	Amendment to Restated Certificate of Incorporation (incorporated by reference to Motient’s Registration Statement on Form S-3 filed on August 7, 2006).
4.1**	-	Form of Subscription Certificate.
5.1**	-	Opinion of Andrews Kurth LLP as to legality of the common stock being registered.
23.1**	-	Consent of Friedman LLP, Independent Registered Public Accounting Firm.
23.2**	-	Consent of Friedman LLP, Independent Registered Public Accounting Firm.
23.3**	-	Consent of Ernst & Young LLP, Independent Auditors.
23.1**	-	Consent of Andrews Kurth LLP (included in Exhibit 5.1).
24.1**	-	Power of Attorney (included in signature page).
99.1**	-	Form of Instructions As To Use of Motient Corporation Subscription Certificates
99.2**	-	Form of Notice of Guaranteed Delivery for Subscription Certificates
99.3**	-	Form of Letter to Stockholders
99.4**	-	Form of Letter to Brokers, Dealers and Other Nominees
99.5**	-	Form of Letter to Clients of Stockholders who are Beneficial Holders
99.6**	-	Form of Nominee Holder Certification Form
99.7**	-	Form of Beneficial Owner Election Form

**	Filed herewith.

Item 17. Undertakings

A.	The undersigned registrants hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs A(1)(i) A(1)(ii) and A(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of this registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:
(A)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and

(B)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of this registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in this registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of this registration statement relating to the securities in this registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such effective date.

(C)

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of a registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, each undersigned registrant undertakes that in a primary offering of securities of an undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of an undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of an undersigned registrant or used or referred to by an undersigned registrant;
(iii)

The portion of any other free writing prospectus relating to the offering containing material information about an undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by an undersigned registrant to the purchaser.

B.     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of any registrant, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by any registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

D.	The undersigned registrant hereby undertakes that:
(1)

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lincolnshire, State of Illinois, on the 8th day of August, 2006.

MOTIENT CORPORATION

By:/s/ Christopher Downie
Christopher Downie, Executive Vice President,
Chief Operating Officer and Treasurer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints, Christopher Downie and Myrna Newman, and each or any of them, his or her true and lawful attorney-in-fact and agent, each with the power of substitution and resubstitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this report has been signed below by the following persons on behalf of the registrant in the capacities set forth below on August 8, 2006.

Name	Title

/s/ Christopher Downie	Executive Vice President, Chief Operating Officer
Christopher Downie	and Treasurer (Principal Executive Officer)

/s/ Myrna J. Newman	Controller and Chief Accounting Officer
Myrna J. Newman	(Principal Financial Officer)

/s/ David Andonian	Director

David Andonian

/s/ Robert Brumley	Director

Robert Brumley

/s/ David Grain	Director

David Grain

/s/ Jacques Leduc	Director

Jacques Leduc

/s/ David Meltzer	Director

David Meltzer

/s/ Raymond L. Steele	Director

Raymond L. Steele

LIST OF EXHIBITS

3.1	-	Restated Certificate of Incorporation of the Company (as restated effective May 1, 2002) (incorporated by reference to Exhibit 3.1 of the Company’s Amendment No. 2 to Registration Statement on Form 8-A, filed May 1, 2002).
3.2	-

Amended and Restated Bylaws of the Company (as amended and restated effective May 1, 2002) (incorporated by reference to Exhibit 3.1 of the Company’s Amendment No. 2 to Registration Statement on Form 8-A, filed May 1, 2002).

3.3	-	Certificate of Designations of the Series A Cumulative Convertible Preferred Stock, as corrected by the Certificate of Correction Filed to Correct a Certain Error in the Certificate of Designations of the Series A Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K/A dated April 15, 2005)
3.4	-	Certificate of Designations of the Series B Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated April 15, 2005)
3.5	-	Amendment to Restated Certificate of Incorporation (incorporated by reference to Motient’s Registration Statement on Form S-1 filed on June 24, 2005).
3.6	-	Amendment to Restated Certificate of Incorporation (incorporated by reference to Motient’s Registration Statement on Form S-3 filed on August 7, 2006).
4.1**	-	Form of Subscription Certificate.
5.1**	-	Opinion of General Counsel of Motient.
23.1**	-	Consent of Friedman LLP, Independent Registered Public Accounting Firm.
23.2**	-	Consent of Friedman LLP, Independent Registered Public Accounting Firm.
23.3**	-	Consent of Ernst & Young LLP, Independent Auditors.
23.1**	-	Consent of Andrews Kurth LLP (included in Exhibit 5.1).
24.1**	-	Power of Attorney (included in signature page).
99.1**	-	Form of Instructions As To Use of Motient Corporation Subscription Certificates
99.2**	-	Form of Notice of Guaranteed Delivery for Subscription Certificates
99.3**	-	Form of Letter to Stockholders
99.4**	-	Form of Letter to Brokers, Dealers and Other Nominees
99.5**	-	Form of Letter to Clients of Stockholders who are Beneficial Holders
99.6**	-	Form of Nominee Holder Certification Form
99.7**	-	Form of Beneficial Owner Election Form

** Filed herewith.